Filed Pursuant to Rule 424(b)(5)
Registration No. 333-252936

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Offering price per share(3)	Aggregate offering price(3)	Amount of registration fee(3)
Class A ordinary shares, par value $0.0001 per share	8,050,000	US$34.00	US$273,700,000	US$29,860.67

(1)

The Class A ordinary shares are represented by American depositary shares, each of which represents one Class A ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (333-234194).

(2)

Includes 7,000,000 Class A ordinary shares being offered by us and up to 1,050,000 Class A ordinary shares the underwriters have an option to purchase from us. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(to Prospectus dated February 10, 2021)

7,000,000 American Depositary Shares

Representing 7,000,000 Class A Ordinary Shares

Youdao, Inc.

This prospectus supplement relates to an offering by us of an aggregate of 7,000,000 American depositary shares or ADSs, each representing one Class A ordinary share, par value US$0.0001 per share, of Youdao, Inc. Our ADSs are listed on the New York Stock Exchange under the symbol “DAO”. On February 10, 2021, the last reported sale price of the ADSs on the New York Stock Exchange was US$35.14 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-25 of this prospectus supplement and page 4 of the accompanying base prospectus to read about factors you should consider before buying our ADSs.

PRICE US$34.00 PER ADS

	Per ADS		Total
Public offering price	US$	34.00	US$	238,000,000.00
Underwriting discounts and commissions	US$	0.68	US$	4,760,000.00
Proceeds to the us (before expenses)(1)	US$	33.32	US$	233,240,000.00

(1)	See “Underwriting” beginning on page S-71 of this prospectus supplement for a description of the compensation payable to the underwriters.

The underwriters have an option to purchase up to an aggregate of 1,050,000 additional ADSs from us at the public offering price, less underwriting discounts and commissions, within 11 days of the date of this prospectus supplement. The option may be exercised only to cover any over-allotments of ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in New York, New York on or about February 16, 2021.

Citigroup	Credit Suisse	J.P. Morgan	CICC

Prospectus Supplement dated February 11, 2021

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying base prospectus from time to time in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying base prospectus, which gives more general information about securities we may offer from time to time. The base prospectus was included in the registration statement on Form F-3 (No. 333-252936) that we filed with the SEC on February 10, 2021 and may have been updated since that time with additional information that is incorporated by reference. The information in this prospectus supplement replaces any inconsistent information included in the accompanying base prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined, and when we refer to the “accompanying base prospectus,” we are referring to the base prospectus. If information in this prospectus supplement differs from information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refers to our American depositary shares, each of which represents one Class A ordinary share;

•	“Class A ordinary share” refers to our Class A ordinary shares, par value US$0.0001 per share;

•	“Class B ordinary share” refers to our Class B ordinary shares, par value US$0.0001 per share;

•

“gross billings” for a specific period refers to the total amount of consideration for our online courses sold on Youdao Premium Courses, NetEase Cloud Classroom and China University MOOC, net of the total amount of refunds, in such period;

•	“MAA” refers to the fourth amended and restated memorandum and articles of association of our company, currently effective;

•	“NetEase” refers to NetEase, Inc. (NASDAQ: NTES; HKEX: 9999), our controlling shareholder;

•	“NetEase Group” refers to NetEase and its subsidiaries and consolidated variable interest entities other than us and the entities controlled by us;

•	“NYSE” refers to the New York Stock Exchange;

•	“paid courses” refers to our online courses for which we charge not less than RMB50 per course package;

•

“paid student enrollments” for a specified period refers to the cumulative number of paid courses enrolled in by our students, including multiple paid courses enrolled in by the same student, after deducting the number of courses the tuition of which were fully refunded;

•	“preferred shares” prior to our initial public offering refers to our Series A preferred shares, par value US$0.0001 per share;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value US$0.0001 per share;

•

“student enrollments” for a specified period refers to the cumulative number of courses enrolled in by our students, including multiple courses enrolled in by the same student, after deducting the number of courses the tuition of which were fully refunded;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•

“variable interest entities,” or “VIEs,” refers to the PRC entities of which we have power to control the management, and financial and operating policies and have the right to recognize and receive substantially all the economic benefits and in which we have an exclusive option to purchase all or part of the equity interests at the minimum price possible to the extent permitted by PRC law;

•

“Youdao,” “we,” “us,” “our company,” and “our” refer to Youdao, Inc., a Cayman Islands company and its subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs;

•	“Youdao Computer” refers to Beijing NetEase Youdao Computer System Co., Ltd.;

•	“Youdao HK” refers to Youdao (Hong Kong) Limited; and

•	“Youdao Information” refers to NetEase Youdao Information Technology (Beijing) Co., Ltd.

We generate MAUs from the users of our products and services (except for smart devices) of our learning services and products segment. With respect to the MAU data used in this prospectus supplement:

•

“monthly active user” or “MAUs” for a specified period, with respect to each of our products and services (except for smart devices), refers to the average of the monthly number of unique mobile or PC devices, as the case may be, through which such product and service is accessed at least once in that month;

•

our total MAUs for a given month is calculated by combining the MAUs of our various products and services (except for smart devices) for that month (duplicate access to different products and services is not eliminated from the calculation);

•	“average total MAUs” for a given period refers to the monthly average of the sum of our total MAUs of such period; and

•

our MAUs are calculated using internal company data, treating each distinguishable device as a separate MAU even though some users may access our products and services using more than one device and multiple users may access our services using the same device.

Unless otherwise noted, all translations from Renminbi to U.S. dollars in this prospectus supplement were made at RMB6.7896 to US$1.00, the exchange rate as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System in effect as of September 30, 2020. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 1,050,000 additional ADSs from us. The option may be exercised only to cover any over-allotments of ADSs.

You should not consider any information in this prospectus supplement or the accompanying base prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the ADSs offered by this prospectus supplement.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in the accompanying base prospectus may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to”, “could”, “potential” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	general economic, political, demographic and business conditions in China and globally;

•	our ability to implement our growth strategies;

•	the success of operating initiatives, including advertising and promotional efforts and new product and content development by us and our competitors;

•	our ability to develop and apply our technologies to support and expand our content and product offerings;

•	the expected growth of the intelligent learning industry in China and globally;

•	our ability to compete and conduct our business in the future;

•	our ability to offer new learning content;

•	the availability of qualified personnel and the ability to retain such personnel;

•	competition in the intelligent learning industry in China;

•	the outbreak of COVID-19;

•	changes in government policies and regulations; and

•	other factors that may affect our financial condition, liquidity and results of operations.

You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus supplement and the accompanying base prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus supplement and the accompanying base prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained in greater detail elsewhere in this prospectus supplement, the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you should consider before investing in our ADSs. You should read carefully this entire prospectus supplement, including the “Risk Factors” section, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement, which are described under “Where You Can Find More Information About Us.”

Business Overview

What is Youdao

Youdao makes learning happen.

For over a decade, Youdao has developed and used technologies to provide learning content, applications and solutions to users of all ages.

We are the leading intelligent learning company in China with approximately 121.1 million average total MAUs in the nine months ended September 30, 2020. Starting from online knowledge tools, we currently offer a comprehensive suite of learning products and services that are accessible, reliable and trustworthy.

Today, for tens of millions of people, Youdao is the go-to destination for looking up a word, translating a foreign language, preparing for an exam, or picking up a new skill. Through technology, we enrich the lives of people of all ages every day, guiding them on their journey of pursuing knowledge and sharing ideas.

What Youdao Offers

Youdao was founded in 2006 as part of NetEase, a leading internet technology company in China, dedicated to providing online services centered around content, community, communication and commerce. In 2007, we launched our flagship Youdao Dictionary, which is China’s leading language app. Youdao Dictionary had 52.2 million average MAUs in the nine months ended September 30, 2020.

The early success of Youdao Dictionary has enabled us to attract a massive user base, build a strong brand, and expand into a broad range of products and services addressing lifelong learning needs of pre-school, K-12 and college students as well as adult learners, including:

•

Online knowledge tools—a collection of dictionary and translation tools empowered by leading-edge technologies. Our tools are convenient, smart and powerful. We offer most of them for free, but monetize their massive user bases mainly through advertising. As these tools become ubiquitous in people’s lives, they have also helped drive organic user traffic to our online courses and other products and services.

•

Online courses—include Youdao Premium Courses, our flagship online course brand, with a strategic focus on K-12 students, as well as NetEase Cloud Classroom and China University MOOC. We deliver our Youdao Premium Courses in interactive “dual-teacher” large classes through live streaming. We integrate our core technologies into the learning and teaching process to create an engaging, interactive and customized learning experience across Youdao Premium Courses. Our course designers, instructors and engineers work together to expertly create course materials covering a wide range of subjects, making sure they are always interesting, relevant and engaging. We use our extensive experience and know-how from the current course offerings to train instructors and teaching assistants and inform our course development which help us attract and retain students.

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Interactive learning apps—enable students to study math, English and other subjects with a virtual teacher on their mobile devices. These fun and effective apps incorporate AI teaching to particularly cater to the learning habits of our students. Through social media such as Weixin/WeChat, users may access these apps and share their activities with friends. Moreover, our interactive learning apps provide an abundance of gamified features that help significantly increase younger students’ interest levels and drive their engagement.

•

Smart devices—include Youdao Dictionary Pen, Youdao Smart Pen, Youdao Pocket Translator, Youdao Cloud Pen and Youdao Super Dictionary. Our approach to such devices is a seamless integration of AI algorithms and data processing into hardware devices that supplement our online knowledge tools and online courses. Our smart devices allow us to further enhance users’ learning experience and efficiency.

Our products and services are built upon a common set of core technologies, which allows us to use data insights gained from individual product or service to help optimize our entire product and service portfolio. Our business has evolved significantly since inception and we are continuously re-imagining and innovating our products and services. We are doing this not only to cater to, but influence, the learning habits and lifestyles of our users, to fulfill their goals and enrich their lives.

What Sets Youdao Apart

Leading technologies

Our investments in technologies since our inception enable us to offer smarter and better products—they’re what allow you to translate words in a photo, to have your essays graded automatically, and to practice English with a virtual teacher.

Over the years, we have built proprietary optical character recognition (OCR), neural machine translation (NMT), language data mining and voice recognition technologies and data analytics that serve as the foundation to our products and services. Such technologies are iteratively refined based on the vast data generated by our users.

•

Language-centric technology—we use a combination of neural machine translation technology and reference mining technology to provide best-in-class translation results across 18 languages, including the best machine translation results between Chinese and another language in the world. We are also able to support various scenarios including photo-based translation, speech-to-speech translation, and real-scene AR translation. Combining with our AI technology, we can predict what a user says and fuse anticipation and translation into a single process, allowing simultaneous speech-to-speech translation.

•

“AI tutoring” technology—we’ve developed a set of optical character recognition, voice recognition, and data analytics to reliably digitalize course materials, automatically grade homework, adaptively recommend academic exercises, and intelligently provide instant feedback. We’ve also integrated AI into our smart devices and interactive learning apps, empowering them with human-like capabilities, such as answering questions and helping students with their homework like a human teacher. Machines may sound dreadful when it comes to teaching and educating, a task that requires emotional intelligence. But by having AI empower our teachers, rather than replacing them, we free our teachers from the most monotonous tasks such as grading exams, allowing them to fully utilize their time to interact with our students and enhance their adaptive learning.

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“Digital campus” technology—we have developed a set of “digital campus” technologies to help educational institutions and corporations digitalize, store and adapt paper-based materials and data to generate a comprehensive knowledge graph. With such technologies, teachers can easily track and monitor a student’s learning progress and customize teaching materials and learning plans based on such information. In addition, our data analytics also inform teachers by offering them comprehensive insights into data collected from not just one particular student, but our entire student base.

•

Live streaming technology—we deploy advanced live streaming technology to allow a massive number of students to participate in live classes simultaneously with high video quality, low delay time, and low loss rates even over weak internet connections. Our live streaming system also supports various interactive features with multiple visual and audio effects to stimulate interactions between students and teachers before, during and after classes.

Massive and loyal user base with a trusted brand

We are the leading intelligent learning company in China with approximately 121.1 million total average MAUs in the nine months ended September 30, 2020. We built our massive, highly engaged user base by serving our users’ learning journey, which leads to a high degree of mindshare and loyalty to our brand. Our users place their trust in us and enroll in our online courses, refer our products and services to their friends and family, and when they become parents themselves choose our learning products and services for their kids. This allows us to attract new users and cross sell our products and services to existing users in a cost-effective manner.

Products and services covering full learning journey

From understanding a language to attending a class, learning carries a different purpose and relevance at each stage of our lives. Driven by this, we offer a comprehensive set of learning products and services, covering our users’ full learning journey.

•

Our flagship online knowledge tool, Youdao Dictionary, is China’s leading language app, with 52.2 million average MAUs in the nine months ended September 30, 2020. Our online knowledge tools are ubiquitous and comprehensive—be it a six years old girl studying for her grammar exam, a young professional learning a new language for business, or a tourist translating a menu when traveling on holiday.

•

Our online courses cover a wide range of subject matters for a wide age group, including pre-school, K-12 and college students, as well as adult learners. Our Youdao Premium Courses address both core academic subjects such as math and English, professional and practical skills such as IT and accounting, as well as niche topics such as coding and arts. Our China University MOOC and NetEase Cloud Classroom offer convenient and effective online lectures adapted for digitally inclined adult students. We also offer courses through our interactive learning apps.

•

Our interactive learning apps enable users to study math, English, Chinese and offer subjects with a virtual teacher on their mobile devices. They address the different learning habits of both young students and those who prefer flexible, casual learning on the go.

•

We are the only company in China that fully incorporates smart devices into an effective hybrid online and offline learning experience under a variety of use cases such as translation, dictionary and online courses, according to Frost & Sullivan. For example, our technology is able to convert students’ writing into digital format automatically as they write using Youdao Smart Pen. With the data collected, we’re able to analyze student responses and provide them with personalized feedback in real time. The interaction with students will also be collected and learnt by our AI systems to inform the algorithms and to make learning more interactive and personalized.

The diverse range of our offerings allows us to address user needs across their learning lifecycles, extending customer lifetime value and maximizing our monetization opportunities.

Strong content development capabilities

Our effective and technology-driven content development approach brings interesting, relevant and engaging content across different subject matters to students of all age groups.

Our content development “studio” model combines the key aptitudes of our course designers, instructors and engineers into a standardized process. Under this model, our teachers overlay their pedagogic know-how and subject matter knowledge into the design of our courses. Their contributions are then digitalized by our engineers into our online courses and interactive learning apps in ways that inspire students’ learning interests and drive their engagement. For example, inspired by the idea of using mathematical reasoning to identify grammatical forms, we have developed Logic English to teach English grammar in a logical, systematic and approachable way. In addition, we have successfully developed iCode, transforming a traditional offline coding course into an interactive, gamified online coding courses.

The content we develop under this model is highly relevant and adapted intelligently to each different area of study and level of difficulty. It is also continuously updated and refined based on deep data insights gained from analyzing our users’ learning situations and preferences. Our content development efforts also benefit from our strong product development and operation capabilities, which help streamline the course development process and ensure our content is tailored to different user preferences.

Scalable business model

We operate a scalable business rooted in our data-driven technologies and comprehensive and synergetic offerings.

We adopt an integrated approach to our offerings, which results in significant economies of scale. The massive, loyal user base of our online knowledge tools generates organic traffic to our online courses and other offerings with strong monetization potential. As we developed our interactive learning apps, we also benefitted from our strong content development capabilities, especially in the K-12 space, accumulated from developing our Youdao Premium Courses. Last but not least, our technology, product and content innovations continue to support our global strategies. Since its launch in April 2016, U-Dictionary, our major product offered overseas, has amassed over 100 million downloads.

In our “dual-teacher” large-class online courses, one instructor, supported by teaching assistants, and our AI-powered smart devices, can simultaneously teach to a massive number of students, delivering an engaging and customized learning experience.

We process and analyze our massive data using our industry-leading technologies to strengthen our ability to scale rapidly and efficiently. For example, we bundle our language-centric and AI technologies to come up with our “AI tutoring” technologies to help students personalize their learning plans and maximize teaching efficiency. Such synergies have also effectively lowered our product development costs, allowing us to continue to invest in technology and launch new offerings in a scalable way.

Visionary and experienced management team

We benefit from a visionary, experienced and stable management team with deep expertise in technology and education. Our founder and Chief Executive Officer, Dr. Zhou, obtained a Ph.D. in Computer Science from the University of California, Berkeley, and his master’s and bachelor’s degrees in Computer Science from Tsinghua University. He has garnered extensive experience in the internet sector for over 16 years, focused on transforming education through technology. Dr. Yitao Duan, our Chief Scientist, also received a Ph.D. in Computer Science from the University of California, Berkeley and has been with our company for over 10 years and has extensive experience in the internet and education sectors.

The rest of our senior management team has all graduated from top schools in China, such as Tsinghua University, and renowned overseas universities, with extensive experience in technology, education, finance, product management and marketing.

How We Approach the Future

The global intelligent learning market is massive and growing fast and we’re still in the early phases of capturing this tremendous opportunity. We plan on executing the following strategies.

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Keep investing in technologies. We plan to further develop our AI technologies and data capabilities to provide better adaptive and personalized learning to our students and empower our teachers. We’ll also refine our augmented, virtual, and mixed reality technologies to create immersive classes that are fun and engaging for the student.

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Improve content offerings. We intend to develop more differentiated learning content and improve our existing offerings by delivering a more personalized learning experience. We’ll also continue to launch new content through both online courses and interactive learning apps to attract a broader base of students and increase cross-selling to our existing students and their parents. To achieve this, we’ll also continue to invest in building our faculty and cooperate with reputable partners to produce and acquire better content for our students.

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Grow and engage our user base. We’ll continue to expand our large user base, convert them into paying users, and increase their spending. Particularly, we plan to focus on attracting more users in the K-12 space, positioning ourselves in the earlier stages of their learning lifecycles to capture their lifetime customer value. We also intend to further drive user engagement and user experience by improving our products and services. We also aim to achieve this through AI and data technologies, which help us better understand what they want to learn and how they’d like to learn.

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Expand overseas. With our early success in Southeast Asia by offering compelling online knowledge tools over there, we see significant opportunities to continue to grow in such markets and other new markets with a large potential user base and favorable demographic trends. We believe that we will be able to leverage our early success in online knowledge tools to offer new products and services, including online courses and smart devices, in a cost-effective manner. We will also selectively cooperate with local partners to customize our international offerings.

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Enhance smart device offerings. We plan to further integrate our existing smart devices to our online learning products and services, creating additional use cases, generating valuable insights from user data, and creating synergies within our product and service universe. We also plan to develop and launch new smart devices to improve the learning efficiency and experience of our users and students.

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Serve more business customers. We believe that our leading technologies in language and adaptive learning position us well to serve more business customers, such as educational institutions and corporate clients. We’ll continue to cooperate with reputable educational institutions to offer online courses through China University MOOC. We also plan to promote our “digital campus” technologies to help business customers digitalize physical learning resources and customize their teaching process. We’ll also continue to offer technological services to leading mobile manufacturers in the areas of visual and voice recognition and machine translation.

Summary of Risk Factors

Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus supplement before making an investment in our ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors” of this prospectus supplement and the accompanying base prospectus and in the documents incorporated by reference therein.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

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We have a limited history in operating on a consolidated basis and, particularly, operating certain of our products and services. This may make it difficult to evaluate our future prospects and the risks and uncertainties associated with these products and services.

•

If we fail to develop and apply our technologies to support and expand our product and service offerings or if we fail to timely respond to the rapid changes in industry trends and users’ preference, we may lose market share and our business may be materially and adversely affected.

•	We may not be effective in broadening our monetization channels.

•	The success and future growth of our business will be affected by the user acceptance and market trend of integration of technology and learning.

•	We may not be able to improve or expand our product and service offerings in a timely and cost-effective manner.

•	We have a history of net losses and we may not achieve profitability in the future.

•	Our business depends on the continued success of our brand, and if we fail to maintain and enhance recognition of our brand, our reputation and operating results may be harmed.

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We require a significant amount of capital to fund our operations and respond to business opportunities. If we cannot obtain sufficient capital on acceptable terms, or at all, our business, financial condition and results of operations may be materially and adversely affected.

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We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

•	We face risks associated with our long-term and short-term investments.

Risks Related to Our Relationship with NetEase

Risks and uncertainties related to our relationship with NetEase include, but are not limited to, the following:

•	If we are no longer able to benefit from our business cooperation with NetEase, our business may be adversely affected.

•	We have limited experience operating as a stand-alone public company.

•	Any negative development in NetEase’s market position, brand recognition or financial condition may materially and adversely affect us.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

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If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

•	Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and how it may impact our business, financial condition and results of operations.

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We rely on contractual arrangements with our VIEs and their shareholders for a large portion of our business operations which may not be as effective as direct ownership in providing operational control.

Risks Related to Doing Business in China

We are also subject to risks and uncertainties related to doing business in China include, but are not limited to, the following:

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

•	Uncertainties with respect to the PRC legal system could adversely affect us.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the annual report based on foreign laws.

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The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and as such, our investors are deprived of the benefits of such inspection.

•	The recent enactment of the Holding Foreign Companies Accountable Act may result in de-listing of our ADSs.

•	It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Risks Related to this Offering, our Class A ordinary share and our ADSs

In addition to the risks described above, we are subject to risks related to this offering, our Class A ordinary share and our ADSs, including, but are not limited to, the following:

•	The trading price of our ADSs has been volatile and may continue to be volatile regardless of our operating performance.

•

We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.

Corporate History and Structure

Our Major Business Milestones

In 2007, we launched our flagship Youdao Dictionary, China’s leading language app.

In 2012, NetEase launched NetEase Cloud Classroom, a platform offering online courses mainly targeting adults in China, which was acquired by us in May 2019.

In 2014, we strategically expanded offerings to include online courses by launching Youdao Classroom, which was rebranded as Youdao Premium Courses in 2016. In the same year, NetEase launched China University MOOC, a platform offering online courses primarily targeting college students and adults in China, which was acquired by us in May 2019.

Between 2016 and 2020, we continued to expand our suite of learning products and services by launching a portfolio of interactive apps catering to various age groups’ learning needs, which currently include Youdao Fun Reading, Youdao Math and Youdao Kada, and by launching our smart device offerings, which currently include Youdao Dictionary Pen, Youdao Smart Pen, Youdao Pocket Translator, Youdao Super Dictionary, and Youdao Cloud Pen.

Our Corporate History

We commenced our operations in March 2006 through NetEase Youdao Information Technology (Beijing), Co., Ltd., or Youdao Information. In September 2007, Beijing NetEase Youdao Computer System Co., Ltd., or Youdao Computer, was incorporated in the PRC. We conducted our business through both Youdao Information and Youdao Computer and they were then controlled by NetEase.

In 2014, we strategically shifted our focus to the intelligent learning industry. Since then, we have successfully developed a variety of technology- driven learning products and services, including Youdao Premium Courses.

In November 2014, Youdao, Inc., our current ultimate holding company, was incorporated under the laws of the Cayman Islands.

In July 2016, Youdao (Hong Kong) Limited, or Youdao HK, was incorporated under the laws of Hong Kong. Youdao HK currently operates U-Dictionary, an online dictionary and translation app we offer primarily targeting users in selected overseas markets.

Between December 2016 and November 2017, through a number of transactions, we acquired the entire interests in Youdao Information and, through certain contractual arrangements, the control of Youdao Computer.

In April 2018, we issued a total of 6,814,815 Series A preferred shares to certain investors for an aggregate consideration of US$70.0 million.

Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services and certain other businesses, Youdao Information entered into a series of contractual arrangements, as amended and restated, with each of Youdao Computer and Linjiedian Education, as well as their respective shareholders, through which we obtained control over Youdao Computer and Linjiedian Education. Linjiedian Education was incorporated primarily with a view to undertake future businesses that may be subject to foreign investment restrictions under PRC law and currently does not operate any substantial business or hold any material assets. As a result, we are regarded as the primary beneficiary of each of Youdao Computer and Linjiedian Education. We treat them as our consolidated affiliated entities under U.S. GAAP and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP. We refer to Youdao Information as our wholly foreign owned entity, or WFOE, and to Youdao Computer and Linjiedian Education as our VIEs, in this prospectus supplement. For more details and risks related to our VIE structure, please see “—4.C. Organizational Structure—Contractual Arrangements with Our VIEs and Our VIEs’ Respective Shareholders” and “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference.

In May 2019, we acquired certain online learning businesses, including NetEase Cloud Classroom, China University MOOC and NetEase Kada, from the NetEase Group, as we believe these offerings generally appeal to different target audiences from, and as a result complement, Youdao Premium Courses, our existing online course brand and enable us to reach a broader student base. Since these businesses were controlled by NetEase both before and after the acquisition, such transactions are accounted for as business combinations under common control. Therefore, our consolidated financial statements included elsewhere in this prospectus supplement include these acquired assets and liabilities at their historical carrying value. In addition, our consolidated financial statements included elsewhere in this prospectus supplement reflect the results of such acquired businesses as if the current corporate structure, including the transfer of business in May 2019, had been in existence throughout the periods presented.

In October 2019, we completed an initial public offering in which we offered and sold an aggregate of 5,600,000 Class A ordinary share in the form of ADSs. Concurrently with the initial public offering, we issued and sold 7,352,941 Class A ordinary share to Orbis in private placements. Upon the initial public offering, all of our issued and outstanding Series A preferred share were automatically converted into Class A ordinary share on a one-for-one basis. On October 25, 2019, the ADSs began trading on the NYSE under the symbol “DAO.”

As part of business restructuring within the NetEase Group, we disposed of the Youdao Cloudnote business operation to a joint venture established between us and NetEase in December 2020. The disposed business was not significant to our group as a whole.

The following diagram illustrates our current corporate structure, which include our significant subsidiaries and consolidated affiliated entities as of the date of this prospectus supplement:

Notes

(1)

Beneficial ownership percentages represent beneficial ownership of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)

Voting power percentages represent aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, and are calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our issued and outstanding Class A ordinary share and Class B ordinary shares as a single class. In respect of matters requiring a shareholder vote, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to three votes and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary share are not convertible into Class B ordinary shares under any circumstances.

(3)	Youdao HK currently operates our overseas knowledge tool and related businesses, including U-Dictionary.

(4)

Jiankun Zhao, an employee of our company as of the date of this prospectus supplement, holds 15% of NetEase Langsheng’s equity interests. As of the date of this prospectus supplement, Mr. Zhao also holds a vested option to purchase additional 15% equity interest of NetEase Langsheng.

(5)

Shareholders of Linjiedian Education are William Lei Ding, our director (who is also the chief executive officer, a director and a principal shareholder of NetEase, our controlling shareholder), and Feng Zhou, our Chief Executive Officer and director, each holding 99% and 1%, respectively, of Linjiedian Education’s equity interests.

(6)

Shareholders of Youdao Computer are William Lei Ding, our director (who is also the chief executive officer, a director and a principal shareholder of NetEase, our controlling shareholder), and Feng Zhou, our Chief Executive Officer and director, each holding approximately 71% and 29%, respectively, of Youdao Computer’s equity interests.

Corporate Information

Our corporate headquarters is located at No. 399 Wangshang Road, Binjiang District, Hangzhou 310051, People’s Republic of China. Our telephone number at this address is + 86 0571-8985-2163. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168. Our principal website is www.youdao.com. The information contained on our website is not a part of this prospectus supplement.

The SEC maintains an internet site at www.sec.gov that contains reports, information statements, and other information regarding issuers that file electronically with the SEC.

Recent Developments

We are in the process of finalizing our results of operations and other financial and operating data for the three months and the full year ended December 31, 2020. While our full financial information and operating data for such period are not available yet, our management provides you with the following financial and operating data based on our current estimates.

Because the reporting period for the fourth quarter of 2020 has recently ended, the preliminary financial information presented below for the three months ended December 31, 2020 reflects assumptions and estimates based only upon preliminary information available to us as of the date of this offering. The preliminary financial information included in this prospectus has been prepared by, and is the responsibility of our management. PricewaterhouseCoopers Zhong Tian LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers Zhong Tian LLP does not express any opinion or any other form of assurance with respect thereto. During the course of our financial statement closing and annual audit process, we may identify items that would require us to make material adjustments to the financial information described below. As such, this preliminary financial information should not be viewed as a substitute for our full audited financial statements prepared in accordance with U.S. GAAP and may be subject to changes and, therefore, we caution you that such estimates are subject to risks and uncertainties, including possible adjustments. See “Forward-Looking Statements” in this prospectus supplement.

Estimated Fourth Quarter Preliminary Operating Highlights

Our business continued to grow rapidly in the three months ended December 31, 2020. The following table sets forth the preliminary estimates of our operating results for the three months ended December 31, 2020.

Fourth Quarter Key Operating Data

	For the three months ended December 31,
	2019	2020
Gross billings of online courses (RMB in millions)	346.7	1,094.0 to 1,144.0
Paid student enrollments of Youdao Premium Courses (in thousands)	258.3	779.0 to 809.0
K-12 paid student enrollments	161.1	650.0 to 665.0
Adult paid student enrollments	97.2	129.0 to 144.0
Gross billings per paid student enrollment of K-12 (in RMB)	1,048.1	1,148.0 to 1,178.0
Gross billings per paid student enrollment of Adult (in RMB)	1,154.3	1,949.0 to 1,979.0

We offer a variety of smart devices, such as Youdao Dictionary Pen, to facilitate students’ learning experience. The sales volume of our smart devices increased significantly in the last quarter of 2020 as such products continued to gain popularity among our users and the newly released Dictionary Pen 3.0 has been well received by our users. In particular, the sales volume of Youdao Dictionary Pen reached over 390 thousand units in the last quarter of 2020, an increase of over 50% compared to the three months ended September 30, 2020 with over 250 thousand units.

Estimated Fourth Quarter Preliminary Unaudited Financial Information

Our estimated selected financial data for the three months ended December 31, 2020 are as follows:

•

Net Revenues. We estimate our total net revenues for the three months ended December 31, 2020 to be between RMB1,100.0 million to RMB1,120.0 million, representing an increase of 168% to 173% as compared to the three months ended December 31, 2019. We expect the net revenues from our learning services to be between RMB720.0 million to RMB750.0 million in the three months ended December 31, 2020, representing an increase of 194% to 206% as compared to the same period of 2019. This strong growth was primarily attributable to the increased revenues generated from our online courses, which were further driven by a substantial increase in both the paid student enrollments and gross billings per paid student enrollment for Youdao Premium Courses, as we continued to attract and retain a growing student base through our compelling course offerings and high-quality services.

•	Gross Margin. We estimate our gross margin for the three months ended December 31, 2020 to remain relatively stable as compared to the three months ended September 30, 2020.

•

Operating Expenses. We estimate our total operating expenses to be between RMB950.0 million to RMB1,050.0 million, representing an increase of 191% to 222% as compared to the three months ended December 31, 2019. Such increase was primarily driven by a substantial increase in our sales and marketing expenses (both in absolute amounts and as a percentage of net revenues). We estimate our sales and marketing expenses to be between RMB800.0 million to RMB820.0 million, representing an increase of 289% to 298% as compared to the three months ended December 31, 2019. We believe that while such investments in sales, marketing and branding may widen our net losses in the short term, we expect to benefit from these efforts in the long run through building a large, sustainable user base and capitalizing on the significant growth potential of China’s online education industry.

•

Loss from Operations. As a result of the foregoing, we estimate our loss from operations to be between RMB430.0 million to RMB470.0 million for the three months ended December 31, 2020, representing an increase of 111% to 130% as compared to the three months ended December 31, 2019.

•	Operating Cash Flows. We estimate our cash generated from operating activities for the three months ended December 31, 2020 to be between RMB110.0 million to RMB130.0 million, representing an increase from RMB29.4 million of cash used in operating activities as compared to the three months ended December 31, 2019.

Change in Segment Reporting In Fourth Quarter

Since the fourth quarter of 2020, to better reflect management’s perspective and match the segment presentation with recent business developments, we changed our segment disclosure to separately report the results of our learning products business. As a result, we will report the following segments: learning services, learning products and online marketing services, starting from the fourth quarter of 2020. We will retrospectively revise prior period segment information to conform to presentation of the fourth quarter of 2020. This change in segment reporting aligns with the manner in which our chief operating decision maker (“CODM”) currently receives and uses financial information to allocate resources and evaluate the performance of our reporting segments.

THE OFFERING

Offering price	US$34.00 per ADS.

ADSs offered by us	7,000,000 ADSs (or 8,050,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	31,980,956 ADSs (or 33,030,956 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares outstanding immediately after this offering(1)	34,848,596 Class A ordinary shares (or 35,898,596 Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs representing Class A ordinary shares in full) and 89,132,360 Class B ordinary shares.

The ADSs	Each ADS represents one Class A ordinary share. See “Description of American Depositary Shares” in the accompanying base prospectus.

Option to purchase additional shares	We have granted the underwriters an option, exercisable within 11 days of this prospectus supplement, to purchase up to an aggregate of 1,050,000 additional ADSs. The option may be exercised only to cover any over-allotments of ADSs.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately US$231.6 million or approximately US$266.6 million if the underwriters exercise their option to purchase additional ADSs in full, at the offering price of US$34.00 per ADS, after deducting the underwriters’ discount and estimated offering expenses.

We plan to use the net proceeds from this offering to further invest in technology and product development; expand our branding and marketing efforts; and satisfy other general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply these net proceeds. If an unforeseen event occurs or business conditions change, we may use these proceeds differently than as described above.

Listing	Our ADSs representing our Class A ordinary shares are listed on the New York Stock Exchange, or NYSE, under the symbol “DAO.”

Lock-up	In connection with this offering, except as otherwise described below, we, our directors, executive officers, and NetEase have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90-day period following the date of this prospectus supplement.

Additionally, in connection with our initial public offering, each of NetEase, Mr. William Lei Ding, Dr. Feng Zhou, Mr. Yinghui Wu (our Vice President), Mr. Lei Jin (our Vice President), Mr. Renlei Liu (our Vice President) as well as five individual shareholders of our company has provided with the underwriters in our initial public offering a lock-up agreement with a term of 18 months following October 24, 2019, the date of our final prospectus for our initial public offering, with other terms of such lock-up agreements substantially the same as the lock-up agreements for this offering.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about February 16, 2021.

Depositary	The Bank of New York Mellon.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying base prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Note:

(1)

The number of ordinary shares outstanding immediately after this offering is calculated using the number of ordinary shares outstanding as the date of this prospectus supplement, comprising of 27,848,596 Class A ordinary shares and 89,132,360 Class B ordinary share.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statement of operations for the years ended December 31, 2017, 2018 and 2019, selected consolidated balance sheet data as of December 31, 2018 and 2019, and selected consolidated cash flows data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements incorporated by reference in the accompanying base prospectus. The following selected consolidated statement of operations for the year ended December 31, 2017 have been derived from our audited consolidated financial statements not incorporated by reference in the accompanying base prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The selected consolidated statement of operations presented below for the nine months ended September 30, 2019 and 2020 and the consolidated balance sheet data as of September 30, 2020 have been derived from our unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on February 10, 2021, which is incorporated by reference in the accompanying base prospectus. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying base prospectus, and our unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on February 10, 2021, which is incorporated by reference in the accompanying base prospectus. Our historical results for any period are not necessarily indicative of results to be expected for any future period.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2017		2018		2019			2019		2020
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share/ADS data)
Selected Consolidated Statements of Operations:
Net revenues	455,746	100.0	731,598	100.0	1,304,883	187,435	100.0	894,451	100.0	2,060,719	303,511	100.0
Cost of revenues(1)	(293,807)	(64.5)	(515,133)	(70.4)	(934,261)	(134,198)	(71.6)	(646,259)	(72.3)	(1,131,902)	(166,711)	(54.9)

Gross profit	161,939	35.5	216,465	29.6	370,622	53,237	28.4	248,192	27.7	928,817	136,800	45.1
Operating expenses
Sales and marketing expenses(1)	(136,412)	(29.9)	(213,405)	(29.2)	(622,884)	(89,472)	(47.7)	(417,111)	(46.6)	(1,892,237)	(278,696)	(91.8)
Research and development expenses(1)	(133,092)	(29.2)	(184,020)	(25.1)	(275,367)	(39,554)	(21.1)	(186,113)	(20.8)	(296,513)	(43,672)	(14.4)
General and administrative expenses(1)	(22,476)	(4.9)	(38,177)	(5.2)	(73,289)	(10,527)	(5.6)	(41,856)	(4.7)	(93,080)	(13,709)	(4.5)

Total operating expenses	(291,980)	(64.0)	(435,602)	(59.5)	(971,540)	(139,553)	(74.4)	(645,080)	(72.1)	(2,281,830)	(336,077)	(110.7)

Loss from operations	(130,041)	(28.5)	(219,137)	(29.9)	(600,918)	(86,316)	(46.0)	(396,888)	(44.4)	(1,353,013)	(199,277)	(65.6)
Interest (expense)/ income, net	(29,327)	(6.4)	(23,507)	(3.2)	(18,169)	(2,610)	(1.4)	(16,433)	(1.8)	(1,518)	(224)	(0.1)
Others, net	598	0.1	44,643	6.1	20,064	2,882	1.5	17,192	1.9	51,547	7,592	2.5

Loss before tax	(158,770)	(34.8)	(198,001)	(27.0)	(599,023)	(86,044)	(45.9)	(396,129)	(44.3)	(1,302,984)	(191,909)	(63.2)
Income tax expenses	(5,162)	(1.1)	(11,294)	(1.6)	(2,432)	(349)	(0.2)	(2,441)	(0.3)	(2,434)	(358)	(0.1)

Net loss	(163,932)	(35.9)	(209,295)	(28.6)	(601,455)	(86,393)	(46.1)	(398,570)	(44.6)	(1,305,418)	(192,267)	(63.3)
Net loss/(income) attributable to noncontrolling interests	30,355	6.6	385	0.0	(48)	(7)	0.0	(935)	(0.1)	383	56	0.0

Net loss attributable to the Company	(133,577)	(29.3)	(208,910)	(28.6)	(601,503)	(86,400)	(46.1)	(399,505)	(44.7)	(1,305,035)	(192,211)	(63.3)
Accretions of convertible redeemable preferred shares to redemption value	—	—	(30,311)	(4.1)	(35,893)	(5,156)	(2.8)	(32,209)	(3.6)	—	—	—

Net loss attributable to ordinary shareholders of the Company	(133,577)	(29.3)	(239,221)	(32.7)	(637,396)	(91,556)	(48.9)	(431,714)	(48.3)	(1,305,035)	(192,211)	(63.3)
Net loss per ordinary share/ADS
Basic	(2.04)		(2.80)		(6.68)	(0.96)		(4.69)		(11.60)	(1.71)
Diluted	(2.04)		(2.80)		(6.68)	(0.96)		(4.69)		(11.60)	(1.71)
Weighted average number of ordinary shares/ADSs used in calculating net loss per ordinary share/ADS
Basic	65,387,160		85,346,790		95,445,982	95,445,982		92,000,000		112,517,299	112,517,299
Diluted	65,387,160		85,346,790		95,445,982	95,445,982		92,000,000		112,517,299	112,517,299

Notes:

(1)

The following table sets forth our share-based compensation expenses, including the share-based compensation expenses allocated to us based on awards granted to our employees pursuant to NetEase’s RSU incentive plans. See also “Item 7. Major shareholders and Related Party Transactions—7.B. Related Party Transactions—Transactions with NetEase—Other Related Party Transactions with NetEase” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenues	2,220	3,055	4,407	633	1,447	3,876	571
Sales and marketing expenses	289	350	2,107	303	688	3,790	558
Research and development expenses	2,773	2,735	9,432	1,355	1,061	11,577	1,705
General and administrative expenses	8	36	9,128	1,311	2,302	7,658	1,128

Total	5,290	6,176	25,074	3,602	5,498	26,901	3,962

The following table presents our selected consolidated balance sheet data as of December 31, 2018 and 2019 and September 30, 2020.

	As of December 31,			As of September 30,
	2018	2019		2020
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	41,738	173,328	24,897	77,975	11,484
Accounts receivable, net	80,562	200,675	28,825	334,329	49,241
Total current assets	595,068	2,029,912	291,579	1,765,447	260,023
Total assets	619,617	2,086,464	299,702	1,915,174	282,075
Contract liabilities	177,536	456,805	65,616	1,065,563	156,940
Short-term loans from NetEase Group	878,000	878,000	126,117	878,000	129,315
Total current liabilities	1,300,398	1,758,714	252,624	2,816,897	414,884
Total liabilities	1,300,398	1,785,437	256,462	2,886,570	425,146
Total mezzanine equity	460,652	—	—	—	—
Total shareholders’ (deficit)/equity	(1,141,433)	301,027	43,240	(971,396)	(143,071)
Total liabilities, mezzanine equity and shareholder’s (deficit)/equity	619,617	2,086,464	299,702	1,915,174	282,075

The following table presents our selected consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(87,138)	(100,330)	(372,270)	(53,474)	(342,870)	(450,787)	(66,394)
Net cash (used in)/provided by investing activities	(10,836)	(374,000)	(1,084,005)	(155,706)	279,384	340,923	50,213
Net cash provided by financing activities	107,765	475,117	1,587,669	228,054	74,832	19,134	2,818
Effect of exchange rate changes on cash and cash equivalents	—	1,120	196	28	1,805	(4,623)	(681)

Net increase/(decrease) in cash and cash equivalents	9,791	1,907	131,590	18,902	13,151	(95,353)	(14,044)
Cash and cash equivalents at beginning of the year/period	30,040	39,831	41,738	5,995	41,738	173,328	25,528

Cash and cash equivalents at end of the year/period	39,831	41,738	173,328	24,897	54,889	77,975	11,484

Non-GAAP Financial Measure

We consider and use non-GAAP financial measures, such as gross billings and non-GAAP net income/(loss) attributable to the Company’s ordinary shareholders and non-GAAP basic and diluted earnings/(loss) per ADS, as supplemental metrics in reviewing and assessing its operating performance and formulating its business plan.

We define gross billings for a specific period as the total amount of consideration for online courses sold on Youdao Premium Courses, NetEase Cloud Classroom and China University MOOC, net of the total amount of refunds, in such period. Our management uses gross billings as a performance measurement because we generally bill our students for the entire course tuition at the time of sale of our courses and recognize revenue proportionally over an average of the learning periods of different online courses. We define non-GAAP net income/(loss) attributable to the Company’s ordinary shareholders as net income/(loss) attributable to the Company’s ordinary shareholders excluding share-based compensation expenses. Non-GAAP net income/(loss) attributable to the Company’s shareholders enables our management to assess our operating results without considering the impact of share-based compensation expenses, which are non-cash charges. We believe that these non-GAAP financial measures provide useful information to investors in understanding and evaluating our current operating performance and prospects in the same manner as management does, if they so choose.

Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. Non-GAAP financial measures have limitations as analytical tools, which possibly does not reflect all items of expense that affect our operations. Share-based compensation expenses have been and may continue to be incurred in our business and are not reflected in the presentation of non-GAAP net income/(loss) attributable to the Company’s ordinary shareholders. In addition, the non-GAAP financial measures we use may differ from the non-GAAP measures uses by other companies, including peer companies, and therefore their comparability may be limited.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following table sets forth a reconciliation of gross billings to net revenues, its most directly comparable GAAP measure, of our online courses:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net revenues of online courses	115,003	329,424	607,568	87,272	391,622	1,317,440	194,038
Add: value-added tax	10,153	23,666	53,178	7,639	33,551	114,118	16,807
Add: ending deferred revenue	64,136	129,144	407,861	58,586	296,693	992,393	146,164
Less: beginning deferred revenue	(9,930)	(64,136)	(129,144)	(18,550)	(129,144)	(407,861)	(60,071)

Gross billings of online courses (non-GAAP)	179,362	418,098	939,463	134,947	592,722	2,016,090	296,938

The following table sets forth a reconciliation of gross billings to net revenues, its most directly comparable GAAP measure, of Youdao Premium Courses:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net revenues of Youdao Premium Courses	89,129	284,160	471,943	67,790	307,818	1,130,235	166,466
Add: value-added tax	8,592	20,352	42,416	6,093	26,510	100,779	14,843
Add: ending deferred revenue	54,067	109,105	344,111	49,428	243,128	893,517	131,601
Less: beginning deferred revenue	—	(54,067)	(109,105)	(15,672)	(109,105)	(344,111)	(50,682)

Gross billings of Youdao Premium Courses (non-GAAP)	151,788	359,550	749,365	107,639	468,351	1,780,420	262,228

The following table sets forth a reconciliation of non-GAAP net loss attributable to ordinary shareholders of the Company to net loss attributable to ordinary shareholders of the Company, its most directly comparable GAAP measure:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss attributable to ordinary shareholders of the Company	(133,577)	(239,221)	(637,396)	(91,556)	(431,714)	(1,305,035)	(192,211)
Add: share-based compensation	5,290	6,176	25,074	3,602	5,498	26,901	3,962
Non-GAAP net loss attributable to ordinary shareholders of the Company	(128,287)	(233,045)	(612,322)	(87,954)	(426,216)	(1,278,134)	(188,249)

Key Performance Metrics

The following table presents our key performance metrics for the periods indicated. See “—About this Prospectus Supplement” in this prospectus supplement for their definitions.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2017	2018	2019	2019	2020
Average total MAUs (in millions)	73.7	96.4	108.1	105.5	121.1
Paid student enrollments of Youdao Premium Courses (in thousands)	418	643	833	575	1,301
K-12 paid student enrollments	93	126	359	198	981
Adult paid student enrollments	325	517	474	377	320
Gross billings per paid student enrollment of Youdao Premium Courses (in RMB)	363	559	899	814	1,369

Our management continually reviews paid student enrollments and gross billings per paid student enrollment of Youdao Premium Courses to evaluate the overall performance and growth trends of our online courses, since we have historically generated the vast majority of the net revenues of online courses through Youdao Premium Courses.

RISK FACTORS

An investment in our ADSs involves risks. Before you decide to buy these securities, you should consider carefully all of the information in this prospectus supplement as well as the section titled “Risk Factors” included in the accompanying base prospectus and all the documents incorporated therein by reference. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our ADSs could decline, and you could lose all or part of your investment. Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” in the accompanying base prospectus, for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into the accompanying base prospectus by reference.

Risks Related to this offering, our Class A ordinary shares and our ADSs

Our dual-class share structure with different voting rights may adversely affect the value and liquidity of the ADSs.

We cannot predict whether our dual-class share structure with different voting rights will result in a lower or more volatile market price of the ADSs, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. For example, in July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Because of our dual-class structure, we will likely be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the ADSs less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the ADSs could be adversely affected.

The trading price of our ADSs has been volatile and may continue to be volatile regardless of our operating performance.

Since the ADSs became listed on the NYSE on October 25, 2019, the trading price of the ADSs has ranged from US$12.01 to US$47.70 per ADS, and the last reported closing trading price on February 10, 2021 was US$35.14 per ADS. The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	macro-economic factors in China;

•	variations in our net revenues, earnings and cash flows;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new offerings, solutions and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services or our industry;

•	announcements of new regulations, rules or policies relevant to our business;

•	additions or departures of key personnel;

•	our controlling shareholder’s business performance and reputation;

•

allegations of a lack of effective internal control over financial reporting resulting in financial; inadequate corporate governance policies, or allegations of fraud, among other things, involving China-based issuers;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	actual or potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

Sales of substantial amounts of ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. There will be 31,980,956 ADSs (representing 31,980,956 Class A ordinary shares) issued and outstanding immediately after this offering, or 33,030,956 ADSs (representing 33,030,956 Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our directors, executive officers and NetEase have agreed, subject to certain exceptions, not to sell any ordinary shares or ADSs for a period of 90 days after the date of this prospectus supplement. Additionally, in connection with our initial public offering, certain existing shareholders have provided with the underwriters in our initial public offering lock-up agreements for a term of 18 months following October 24, 2019. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” in this prospectus supplement for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or enforcement actions by the SEC or other U.S. authorities.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in the ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, or the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. In addition, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints, including that the exercise of voting rights to amend the memorandum or articles of association of a Cayman company must be exercised in good faith for the benefit of the company as a whole.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolution passed by the shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our MAA to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law” in the accompanying base prospectus.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are Chinese nationals and residents of countries other than the United States. Most of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities” in the accompanying base prospectus. However, the deposit agreement gives you the right to submit claims against us to binding arbitration, and arbitration awards may be enforceable against us and our assets in China even when court judgments are not.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the Class A ordinary shares underlying your ADSs.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our MAA provide that we may (but are not obliged to) each year hold a general meeting as our annual general meeting. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the Class A ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the Class A ordinary shares underlying your ADSs. Upon receipt of your voting instructions, the depositary may try to vote the Class A ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares underlying your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our MAA, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will notify you of the upcoming vote and to deliver our voting materials to you, if we ask it to. We cannot assure you that you will receive the voting material in time to ensure you can direct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.

We have adopted a dual-class share structure. Our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to three votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. We will sell Class A ordinary shares represented by the ADSs in this offering.

NetEase, Dr. Zhou and certain individual minority shareholders who are our employees collectively beneficially own all of our issued and outstanding Class B ordinary shares currently and immediately upon the completion of this offering. These Class B ordinary shares will constitute approximately 71.9% of our total issued and outstanding share capital and 88.5% of the aggregate voting power of our total issued and outstanding share capital immediately upon the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. In particular, Class B ordinary shares owned by NetEase will constitute approximately 52.9 % of our total issued and outstanding share capital and 65.0% of the aggregate voting power of our total issued and outstanding share capital immediately upon the completion of this offering under the same assumptions.

As a result of this dual-class share structure and the concentration of ownership, NetEase and the other holders of the Class B ordinary shares as a group will have significant influence over our business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you were you investing in a U.S. domestic issuer, which may be difficult for overseas regulators to conduct investigation or collect evidence within China.

We are a “controlled company” within the meaning of the rules of the NYSE and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the rules of the NYSE since NetEase beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely, and we currently rely on, certain exemptions from corporate governance rules, including the exemption from the rule that a majority of our board of directors must be independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a company listed on the NYSE, we are subject to corporate governance listing standards of NYSE. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards. We have followed and intend to continue to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the NYSE that listed companies must have a majority of independent directors and that the audit committee consists of at least three members. To the extent that we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under NYSE corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for the current or any future taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the ADSs or our Class A ordinary shares.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns (or is treated as owning for U.S. federal income tax purposes), directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes. Goodwill is generally characterized as an active asset to the extent that it is associated with business activities that produce active income.

Based on the current composition of our income and assets and the current value of our assets, including goodwill, which is based on the current market price of the ADSs, we do not expect to be a PFIC for our current taxable year. However, we hold, and will continue to hold after the offering, a substantial amount of cash and our PFIC status will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in large part, by reference to the market price of the ADSs, which could be volatile). If our ADS price declines significantly while we continue to hold a substantial amount of cash for any taxable year, our risk of being or becoming a PFIC will increase. Moreover, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. In addition, the extent to which our goodwill should be characterized as an active asset is not entirely clear. Furthermore, our PFIC status for any taxable year is an annual determination that could be made only after the end of that year. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. taxpayer held ADSs or Class A ordinary shares, a U.S. taxpayer generally would be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and “excess distributions” and additional reporting requirements. See “Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules” in this prospectus supplement.

OUR COMPANY

Business Overview

What is Youdao

Youdao makes learning happen.

For over a decade, Youdao has developed and used technologies to provide learning content, applications and solutions to users of all ages.

We are the leading intelligent learning company in China with approximately 121.1 million average total MAUs in the nine months ended September 30, 2020. Starting from online knowledge tools, we currently offer a comprehensive suite of learning products and services that are accessible, reliable and trustworthy.

Today, for tens of millions of people, Youdao is the go-to destination for looking up a word, translating a foreign language, preparing for an exam, or picking up a new skill. Through technology, we enrich the lives of people of all ages every day, guiding them on their journey of pursuing knowledge and sharing ideas.

What Youdao Offers

Youdao was founded in 2006 as part of NetEase, a leading internet technology company in China, dedicated to providing online services centered around content, community, communication and commerce. In 2007, we launched our flagship Youdao Dictionary, which is China’s leading language app. Youdao Dictionary had 52.2 million average MAUs in the nine months ended September 30, 2020.

The early success of Youdao Dictionary has enabled us to attract a massive user base, build a strong brand, and expand into a broad range of products and services addressing lifelong learning needs of pre-school, K-12 and college students as well as adult learners, including:

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Online knowledge tools—a collection of dictionary translation empowered by leading-edge technologies. Our tools are convenient, smart and powerful. We offer most of them for free, but monetize their massive user bases mainly through advertising. As these tools become ubiquitous in people’s lives, they have also helped drive organic user traffic to our online courses and other products and services.

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Online courses—include Youdao Premium Courses, our flagship online course brand, with a strategic focus on K-12 students, as well as NetEase Cloud Classroom and China University MOOC. We deliver our Youdao Premium Courses in interactive “dual-teacher” large classes through live streaming. We integrate our core technologies into the learning and teaching process to create an engaging, interactive and customized learning experience across Youdao Premium Courses. Our course designers, instructors and engineers work together to expertly create course materials covering a wide range of subjects, making sure they are always interesting, relevant and engaging. We use our extensive experience and know-how from the current course offerings to train instructors and teaching assistants and inform our course development which help us attract and retain students.

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Interactive learning apps—enable students to study math, English and other subjects with a virtual teacher on their mobile devices. These fun and effective apps incorporate AI teaching to particularly cater to the learning habits of our students. Through social media such as Weixin/WeChat, users may access these apps and share their activities with friends. Moreover, our interactive learning apps provide an abundance of gamified features that help significantly increase younger students’ interest levels and drive their engagement.

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Smart devices—include Youdao Dictionary Pen, Youdao Smart Pen, Youdao Pocket Translator, Youdao Cloud Pen and Youdao Super Dictionary. Our approach to such devices is a seamless integration of AI algorithms and data processing into hardware devices that supplement our online knowledge tools and online courses. Our smart devices allow us to further enhance users’ learning experience and efficiency.

Our products and services are built upon a common set of core technologies, which allows us to use data insights gained from individual product or service to help optimize our entire product and service portfolio. Our business has evolved significantly since inception and we are continuously re-imagining and innovating our products and services. We are doing this not only to cater to, but influence, the learning habits and lifestyles of our users, to fulfill their goals and enrich their lives.

Our Technologies

Our leadership in technology is built by our smart, creative, diverse and dedicated team. We had a team of 468 engineers, researchers and scientists as of September 30, 2020, whose expertise spans a broad range of disciplines, from natural language processing and computer vision, to automatic speech recognition, machine learning and data mining. We’ve also founded Youdao AI Lab, our innovation center, to drive technology, enhance innovation and nurture aspiring engineers and entrepreneurs to propel our long-term growth.

Over the years, we have developed the following core technologies to deliver an effective and enjoyable learning experience to our users and students across our comprehensive suite of learning products and services:

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Optical character recognition (OCR). We offer a wide suite of proprietary OCR technologies specifically designed to recognize massive volumes of physical learning materials. We believe this is particularly useful in the K-12 space, as physical materials have a prominent place in the K-12 context in China. Our OCR technologies enable speedy and accurate recognition of (i) cursive handwriting; (ii) complicated mathematical formula and notation; (iii) text in mixed languages; and (iv) tilted texts.

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Language data mining. We are among the first Chinese companies to develop systems to crawl the web on a daily basis for hundreds of millions of words and expressions in “parallel” language pairs. This has enabled us to accurately translate millions of rare, “out-of-dictionary” words, phrases and terms, such as the titles of movies, books, names of persons, and new technical terminologies. In addition, we are also able to mine from the web bilingual sentence pairs using natural language processing (NLP) techniques. To achieve optimal translation results, we also use our algorithms to align parallel language data to filer noisy, less reliable data.

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Neural machine translation (NMT) engine. NMT is an innovative approach to machine translation, which leverages deep learning of language data to produce significantly better translation results as compared to traditional machine translation models. According to our internal evaluation based on Bilingual Evaluation Understudy, or BLEU, a widely recognized method for evaluating machine translation, we outperformed other mainstream online translation services in China and globally in the accuracy of translation from Chinese to another language.

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Automatic speech recognition (ASR) and text-to-speech (TTS). We have developed advanced ASR technologies with an industry-leading accuracy rates in Chinese and English. We use extensive human voice data generated by our users and students to reinforce our ASR models to improve recognition accuracy. Combined with our NMT engine, our ASR technologies currently allow us to recognize six languages. We also have developed industry-leading TTS capability that converts text into human-like speech in Chinese, English, Japanese, Korean and Portuguese, powered by machine learning, facilitating lifelike interactions with our users and students.

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Data analytics for adaptive learning. We have built our proprietary adaptive learning engine and machine learning technologies to analyze massive data from students’ interactions with us to understand students’ learning progress, provide intelligent and personalized feedback, and make predictions about their future performance. All such data has been collected and analyzed to inform us of our students’ particular learning needs, allowing us to develop more relevant and tailored learning content. It also allows us to obtain valuable insights at individual student, subject and class levels.

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Live streaming technologies. Our live streaming technologies and platforms can deliver superior reliability, scalability and performance. Our proprietary audio-visual coding and streaming technologies make it possible for us to stream each live class to a massive number of participants simultaneously with low loss rates even over weak internet connection. We also offer various features, such as voice chats among multiple users and various visual and audio effects, to enhance the live streaming learning experience.

Our Offerings

A Holistic Product Innovation Approach

Learning is a lifelong process. With this in mind, we offer a comprehensive portfolio of learning products and services to cater to people’s varying learning needs throughout their lives.

•	Online knowledge tools, including Youdao Dictionary and other dictionary and translation tools

•	Smart devices, including Youdao Dictionary Pen, Youdao Super Dictionary, Youdao Smart Pen, Youdao Pocket Translator and Youdao Cloud Pen.

•	Online courses, mainly including Youdao Premium Courses, NetEase Cloud Classroom, China University MOOC;

•	Interactive learning apps, featuring a suite of interactive mobile apps catering to various age groups’ learning needs; and

•	Enterprise services, which mainly include technologies and solutions licensed to enterprise customers through Youdao Smart Cloud.

We take an integrated, holistic approach to grow and manage our offerings, resulting in significant economies of scale and synergies. The massive loyal user base of our knowledge tools and services generates organic traffic to Youdao Premium Courses and other offerings with strong potential for monetization. As we developed our interactive learning apps and K-12 computer coding courses, we also benefitted from our strong course development capabilities, especially in K-12, accumulated from developing our Youdao Premium Courses. These synergies have effectively lowered our product development and user acquisition costs, allowing us to invest in technology and launch new offerings in a scalable way.

Our offerings are fully integrated from a technology and data perspective—we have built our core technologies to support the full range of our offerings, and through our massive user base, we have amassed extensive data to deepen our data insights and train our algorithms to drive operational efficiencies and user experience across our offerings.

Online Knowledge Tools

Youdao Dictionary

Launched in 2007, Youdao Dictionary is our very first major product and flagship online language tool. Today, it is China’s most popular and trusted online dictionary and translation tool. Youdao Dictionary is China’s leading language app and it had 52.2 million MAUs in the nine months ended September 30, 2020. Youdao Dictionary has the following core features and strengths:

Extensive content. Youdao Dictionary provides users with easy and intuitive access to concise dictionaries created by our in-house editorial staff. Powered by web reference mining technologies, it also provides an extensive array of machine-generated language-related content, including audio pronunciations, internet slang, buzzwords and bilingual example sentences. Users can also access 22 licensed dictionaries and encyclopedias, such as the New Oxford English-Chinese Dictionary and Collins Comprehensive English-English-Chinese Dictionary. As of September 30, 2020, Youdao Dictionary offered over 30 million entries across 109 languages.

Superior translation results. Youdao Dictionary translates words, sentences or even paragraphs as one speaks, types, writes or takes a picture. As of September 30, 2020, Youdao Dictionary supported two-way translation across 109 languages. In the nine months ended September 30, 2020, Youdao Dictionary processed a daily average of 537 million translation queries, making it one of the most frequently used online translation services in China. We believe Youdao Dictionary delivers best-in-class accuracy and translation quality, powered by our proprietary NMT engine, which continually learns how to deliver more accurate and natural-sounding translation from massive web and user database.

Rich user-centric functions. Youdao Dictionary offers a variety of tools and functions to enhance user experience, including:

•	Instant camera translation, which allows users to use their camera to near-instantly translate text from image across 24 languages, supported by our advanced OCR technologies.

•	Instant speech-to-speech and speech-to-text translation, which translates instantly as the user speaks into text or spoken word across 44 languages, powered by our ASR and TTS capabilities.

•	Whole-document translation, which allows users to upload and quickly translate entire documents in various formats.

•	Mouse-over translation, which works as a plug-in to mainstream web browsers, allowing users to view translation of text displayed on-screen instantly.

•	Offline model, which allows users to access the dictionary and translation library without connecting to the internet.

We design Youdao Dictionary as an all-in-one app connecting users to a wide range of learning tools and resources with its interface purpose-built to attract user traffic to our other offerings. For example, Youdao Dictionary’s navigation bar allows users to view and enroll in our full Youdao Premium Courses and offers features from our automated English essay grader and interactive learning apps such as Youdao Math, all within the Youdao Dictionary app without the need to separately download other apps.

Currently, Youdao Dictionary is accessed most through our Youdao Dictionary mobile app that incorporates the full range of our online dictionary and translation services, although users can access the online dictionary functions and the translation functions through respective websites. Most of Youdao Dictionary’s functions are offered to users free-of-charge, with an option for users to pay monthly subscription fees for additional privileges, features and content.

Other Online Dictionary and Translation Tools

In addition to Youdao Dictionary, we offer the following online dictionary and translation tools to address diverse user needs:

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Youdao Translation, a tool specifically designed to support translation needs of business and leisure travelers across over 31 languages via camera and speech translation. Youdao Translation had 12.7 million average MAUs in the nine months ended September 30, 2020.

•	U-Dictionary, an online dictionary and translation app we offer in Indonesia and other overseas markets; see “—Global Opportunities” in this prospectus supplement.

•	Youdao Kids’ Dictionary, a K-12 focused smart tool that offers translation services in Chinese and English, with extensive content and interactive tools designed to make it fun to learn languages.

Despite their varying target user groups, these tools offer a substantially similar set of features and functions as Youdao Dictionary and are supported by the same set of language-centric technologies, including our NMT engine and language data mining.

Smart Devices

We develop and offer smart devices to make learning more productive and efficient for our users. In most cases, our smart devices are developed and designed by us or in collaboration with third parties, while the manufacturing of such devices is outsourced to third-party manufacturers under original equipment manufacturer agreements.

Youdao Dictionary Pen

In July 2018, we launched Youdao Dictionary Pen, a sleek, modern electronic translation pen with powerful Chinese/English translation capabilities. With our NMT and OCR technologies, users can simply scan the words and the screen will instantly display the translation and definition of the word without connecting to the internet. We launched Youdao Dictionary Pen 2.0 and Youdao Dictionary Pen 2.0 Pro with enhanced functionality in August 2019 and June 2020, respectively, which has been widely accepted among students and parents as an effective device. In addition, we launched Youdao Dictonary Pen 3.0 in December 2020.

Youdao Smart Pen

We offer Youdao Smart Pen, primarily designed to be used by students of Youdao Premium Courses together with our course materials printed using dot matrix. As a student writes on the textbook, Youdao Smart Pen automatically converts the handwriting into data that is synced up with our systems, allowing the student to view automatic grading results of exercises completed, the correct answers and explanations, as well as suggested exercises to reinforce what’s learnt, in almost real time. Currently, Youdao Smart Pens are distributed to students of Youdao Premium Courses as part of the course packages purchased.

Youdao Pocket Translator

In November 2017, we launched Youdao Pocket Translator, a pocket-size smart gadget supporting the instant translations of multiple languages to mainly address translation needs while traveling. Leveraging our ASR, OCR and NMT technologies, Youdao Pocket Translator helps to translate speech and texts in images in real-time. The latest version of Youdao Pocket Translator supports translation of 43 languages and offers a variety of new functions, such as word memory and pronunciation correction.

Youdao Cloud Pen

In June 2019, we launched Youdao Cloud Pen, primarily designed to be used by users of Youdao Cloudnote. As the user writes using a Youdao Cloud Pen, the pen digitizes the user’s handwriting and saves it to the user’s Youdao Cloudnote account.

Youdao Super Dictionary

Youdao Super Dictionary is an end-to-end translation tool with polysemy recognition and translation capability. It provides smart real-time voice translation between any two of the 42 supported languages used in over 200 different countries and regions. Youdao Super Dictionary includes professional vocabulary coverage in diversified subjects such as healthcare, IT, finance, legal, sports and energy. It also offers offline translation between English and Chinese.

Online Courses

We’ve developed comprehensive offerings of online courses catering to the diverse learning needs of different age groups. Our online course offerings mainly consist of (i) Youdao Premium Courses; (ii) NetEase Cloud Classroom; and (iii) China University MOOC.

Youdao Premium Courses

Launched in 2014, Youdao Premium Courses are our flagship online education offerings designed to cover a wide spectrum of age groups, subject matters, learning goals and areas of interest, with a strategic focus on K-12 students. respectively. In 2018, 2019 and in the nine months ended September 30, 2020, our Youdao Premium Courses had approximately 643 thousand, 833 thousand and 1,301 thousand paid student enrollments, respectively.

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K-12 Courses. We strategically focus on offering K-12 courses, including (i) K-12 after-school tutoring, and (ii) K-12 computer coding courses. We believe that our leadership in K-12 courses positions us well to benefit from the lifelong learning needs of our K-12 students as they grow together with us. In 2018, 2019 and in the nine months ended September 30, 2020, our K-12 courses had approximately 126 thousand, 359 thousand and 981 thousand paid student enrollments, respectively.

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K-12 After-school Tutoring Courses. The K-12 after-school tutoring courses we offer cover the entire K-12 grades and a wide range of subject matters, including mathematics, English, Chinese, physics, chemistry, biology and history. Our K-12 after-school tutoring courses are taught in large classes. Most of these courses are offered throughout the year and are available for enrollment at the beginning of each of the four academic terms, namely the two school semesters (from March to June and from September to December) and two holiday seasons (the summer holiday from July to August and the winter holiday from January to February) in China, and are generally completed within one term.

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K-12 computer coding courses. We provide online coding courses aimed at K-12 students. Through iCode, we offer a wide range of online coding courses on professional computer coding, such as JavaScript and C++, for kids aged six to 14. We develop the iCode curriculum by ourselves and in collaboration with experts from renowned institutions in China. In addition, we offer NetEase Kada, a platform of basic online coding courses, as well as a selection of engaging, gamified tools to spark kids’ interests in coding. NetEase Kada also offers an online virtual community where kids can share their creative work with the world. We acquired the NetEase Kada operations from the NetEase Group in May 2019. For details, see“Item 7. Major shareholders and Related Party Transactions—7.B. Related Party Transactions—Transactions with NetEase—Acquisition of Online Learning Businesses from NetEase” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference.

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Foreign language courses. We offer courses for post-secondary students wishing to improve their English proficiency and English language skills in specific areas, such as grammar, vocabulary or oral communications. We also provide preparation courses for students looking to take various English proficiency tests, ranging from TOEFL and IELTS, to the English test in the post-graduate entrance exams and other English certification exams in China, as well as courses on an increasing number of other popular languages, such as Japanese, Korean and Spanish. Our popular foreign language courses include Practical English designed to reach English grammar in a logical, systematic, and easily digestible way using a formulaic approach to understand complex grammatical forms. Practical English has been one of the most popular courses among our Youdao Premium Courses. We also offer practice exercises for students to test what they learn and see personalized feedback and analysis generated by algorithms.

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Professional certification and skill courses. Our professional certification and skill course offerings mainly consist of certification preparation courses covering various professions, such as IT, accounting, human resources and teaching, all designed to equip students with the skills and knowledge-sets required in workplaces to elevate their career prospects.

•	Interest courses. We also offer personal interest courses, such as memory techniques, time management, emotional studies, and music.

Technology-Driven Learning Experience

We integrate technologies into every major aspect of the learning and teaching process to ensure a superb learning experience across our Youdao Premium Courses.

Our technology-driven learning experience provides the following key strengths:

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AI tutoring. We offer a set of advanced AI-based technologies, which we collectively refer to as our “AI tutoring,” to make learning more personalized and efficient while maintaining a high level of human touch.

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Knowledge graph. Based on our AI technology and data analytics, we’ve built massive “knowledge graphs” depicting different knowledge points, concepts and learning objectives, supported a large quiz bank curated by our course development professionals to help students understand the subject matter. As of September 30, 2020, we have created 47 sets of knowledge graph covering over 19,894 knowledge points across 47 subjects.

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Adaptive learning. Unlike a one-size-fits-all approach, we track each student’s learning progress and then dynamically adapt our teaching to the student’s unique learning needs at a pace and level of difficulty that best benefits such student. Our adaptive learning approach also gives the faculty insight into how students are moving through the curriculum at individual student, subject and class levels which allows them to make appropriate instructional, intervention and course development decisions. For example, when the system observes from data that a student is struggling with a particular concept, it will bypass more challenging questions automatically and/ or request human teachers’ intervention until the student improves his understanding of that concept.

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Customized educational content. Leveraging our superior adaptive learning technology and data analytics, we collect student learning and behavior data throughout their learning cycles to help us understand their learning progress and predict through our adaptive learning model how they will perform to achieve future learning objectives. This enables us to provide our students with personalized learning content, such as questions from our quiz banks, tailored to their study progress to ensure continuous learning improvement.

•	AI-powered homework grader. Supported by our strong deep learning capability, we offer an automated essay grader to review and evaluate student essays in Chinese or English, providing students with detailed feedback about grammar, vocabulary and flow, as well as suggested improvements. We also use the data collected from our homework grader to inform our systems for more personalized teaching.

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Youdao Smart Pen. We encourage students to use our Youdao Smart Pen to complete their homework on paper printed using dot matrix. As a student writes on the textbook, Youdao Smart Pen automatically converts the handwriting into data that is synced up with our systems, allowing the student to view automatic grading results of exercises completed, correct answers and explanations, and suggested exercises to reinforce what’s learnt, in almost real time. This has significantly improved our students’ learning efficiency and allowed us to deepen our data insights into our students’ learning progress. The data collected through Youdao Smart Pens is also used to inform our “AI tutoring” systems, enabling us to provide quizzes and other learning content customized to meet students’ particular learning goals.

Course Development

We focus on cultivating creativity, craftsmanship and teamwork to develop the best content for our students. Throughout the years, we observed that many online education providers depend on a limited number of popular “star teachers” to deliver high-quality content. To address this limitation, we implement a standardized system for curriculum and learning content to ensure high-quality teaching by our instructors and teaching assistants.

Our course development decisions at all levels are informed by our extensive data insights into students’ learning patterns and behaviors. For example, our adaptive learning solutions generate detailed data at individual student, subject and class levels, such as the most frequently committed errors, which is used to guide our course development processes. Our course development efforts are also informed by first-hand feedback and recommendations from instructors and students and analytics generated by our smart devices, such as Youdao Smart Pen. See “—Our Offerings—Learning Products—Online Knowledge Tools—Smart Devices—Youdao Smart Pen” and “—Our Offerings—Online Courses—Youdao Premium Courses— Technology-Driven Learning Experience” in this prospectus supplement.

Our course development system is defined by the following elements:

Course Development Committee. Our course development efforts are supervised by a centralized committee which currently comprises education experts and members of our senior management. The course development committee is responsible for coordinating our course development efforts and making all major course development decisions including, among others, expanding course coverage to include additional subjects and age groups, hiring teachers and other content development professionals, and creating course development studios. Our course development committee is also responsible for periodically reviewing the curriculums of Youdao Premium Courses to ensure they are consistent with our overall pedagogical objectives.

Studio. “Studios” are our major course development units. We continue to review and adjust our studio setup and allocation of resources among different studios to meet the rising demand for our online courses and ensure consistent high quality is delivered across courses and subject matters. As of September 30, 2020, we had 28 studios covering a range of subject matters. Each studio is focused on designing the curriculum and learning content for a particular subject, area and/or target age group. We seek to convert the experience and know-how of individual instructors into standardized teaching methods and learning content that can be applied across all course offerings. Substantially all of our Youdao Premium Courses, including the curriculum and the learning content used, such as syllabus, knowledge graph, quiz banks, course outlines and teaching notes, are developed by our studios. The subject matter expertise accumulated and learning content developed by our studios are also used to support our offering of interactive learning apps, such as Youdao Math, as discussed in the case study below.

Supervised by the course development committee, each studio is composed of a team of course development professionals led by one or two experienced instructors, supported by technology engineers and product managers. These professionals are focused primarily on the academic aspects of the course development process. They overlay their subject matters expertise and know-how into the design of the curriculum, while the engineers are responsible for converting them into a digital format designed to inspire students’ learning interests and configure the courses to ensure they operate properly in an online setting. The product managers are responsible for streamlining the course design and development processes from product development and marketing perspectives.

Live Course Delivery

We deliver Youdao Premium Courses predominantly in a live streaming format, which provides the following benefits:

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Accessible and flexible. The live streaming format maximizes flexibility for students to learn anytime, anywhere. Each live class is recorded and available for replay, allowing our students to learn at their own pace.

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Scalable. The live streaming format allows us to teach in large classes, make the best use of our teaching resources, and rapidly expand our student base in a cost-effective manner. This model also delivers compelling value propositions to our instructors and teaching assistants by allowing them to reach the widest audience possible.

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Interactive. Our live classes can be powerful interactive presentation tools to drive interaction and engagement among teachers and students. We want our students to not just focus on course materials, but actively engage with teachers and each other, through live Q&A and problem-solving, real-time group audio or video chat, and picture and video sharing.

Interactive “Dual-teacher” Model

We adopt a “dual-teacher” model to cultivate an interactive, engaging learning environment, featuring instructors and teaching assistants working closely to deliver an online course.

Typically, each course has one instructor, supported by one or more teaching assistants. Instructors and teaching assistants have different roles and responsibilities. Generally, the instructors are responsible for delivering courses and learning content to students, and the teaching assistants are focused on providing academic and administrative support to students during or after class hours. Our “dual-teacher” model features real-time, AI-driven interactions during and after the live courses. For example, in our elementary math courses, students have the option to practice what’s learnt during the courses via live-streamed, personalized exercise, generating data that can be used to inform the algorithms to make learning a more interactive and customized experience.

To ensure a seamless learning experience, we require our instructors and teaching assistants to stay in close touch with each other and with their students to understand their learning objectives and concerns.

We believe our dual-teacher model helps maximize our ability to improve teaching effectiveness and efficiency, and the personal, individual attention provided to our students helps build a sense of community that drives student engagement and enhances learning results.

Instructors. As of September 30, 2020, we had 172 instructors.

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Recruitment. Our typical instructors have extensive experience teaching at schools or other online education providers. Given the interactive nature of live streaming formats, we prefer candidates with strong teaching skills in large online class setting.

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Training and support. We offer instructors standard onboarding training programs, as well as regular on-the-job training and extensive academic and technical support. For the most popular instructors, we also give them the opportunity to work with a dedicated studio to help them adapt their experience and know-how to our curriculum and develop high-quality learning content. We also conduct training to help instructors integrate technology with teaching so they can be more effective.

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Evaluation and Compensation. We use various KPIs, such as student attendance rate, student satisfaction rate and net promoter scores, to evaluate instructor performance. We also collect student reviews after each class to facilitate our evaluation. We pay our full-time instructors fixed base salaries plus service fee calculated generally on a per-lesson basis, as well as discretionary, merit-based bonuses based on their performance. We generally enter into revenue-sharing arrangements with our certain instructors or pay them service fees calculated generally on a per-lesson basis.

Teaching assistants. As of September 30, 2020, we had 3,368 teaching assistants.

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Recruitment. Our candidates for teaching assistants are generally required to demonstrate a strong sense of responsibility, high proficiencies in the relevant subjects, good communication skills and a commitment to participating in teaching and impacting a diverse audience.

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Training and support. We provide teaching assistants with orientation programs and periodic on-the-job training to improve their ability to engage and build relationships with students, as well as to use our various technologies and tools, such as our Youdao Smart Pen and AI-powered homework grader.

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Evaluation and Compensation. We use various KPIs, such as student’s class attendance rate, satisfaction rate as well as retention rate, to measure the performance of our teaching assistants. Our teaching assistants’ compensation consists of base salary and performance-based bonuses based on these KPIs. We enter into a standard employment agreement with each teaching assistant.

NetEase Cloud Classroom

We operate NetEase Cloud Classroom, a platform providing online courses mainly targeting adults in China, including:

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Professional skills courses designed to give course participants the skills, knowledge and abilities commonly required in IT computer science, and a broad range of other disciplines such as AI and data science, product operations, e-commerce, and product design;

•	English and other language courses, mostly designed to improve students’ ability to use English and other languages in the workplace and to pass various level of language proficiency tests; and

•	Professional certification preparation courses, which cover a variety of industries and professions, including accounting, human resources, teaching and finance.

As of September 30, 2020, NetEase Cloud Classroom offered more than 75,018 courses, which were either pre-recorded or delivered in a live format. The courses offered on NetEase Cloud Classroom are developed by ourselves in-house or by third parties, and for those courses developed by third parties, we are authorized by the course content developers to offer the courses on our online platforms and share with them the revenues generated with sales of the courses.

China University MOOC

MOOCs stand for “massive open online courses,” which are courses designed to offer free or low-cost access to learning resources to a wide audience. In collaboration with the Higher Education Press, a publishing house under the supervision of the Ministry of Education of China, we operate China University MOOC, a platform offering online courses primarily targeting college students and adults in China.

Our China University MOOC courses mainly include:

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Courses in specific subjects across a wide range of academic disciplines commonly taught in postsecondary and higher education institutions in China, including both “general” courses to provide a general idea of the subjects covered and “crash courses” specifically designed for exam-taking students;

•	Test preparation courses for students preparing for the postgraduate admission exams of universities and higher education institutions in China; and

•	Vocational and professional training courses that cover a broad spectrum of occupations and professions, such as teaching, computer science, and business management.

China University MOOC offered over 8,726 courses as of October 30, 2020, making it the leading MOOC platform in China. The China University MOOC courses are either pre-recorded or live streamed.

Most of the courses on China University MOOC are developed by third parties, mostly universities and other types of higher education institution in China, and are offered for free. A minority of the courses on China University MOOC, mostly about test preparation courses, are offered for tuitions, and we are authorized by the course content providers to offer such courses on our online platform and share with them the revenues generated from sales of the courses.

Interactive Learning Apps

We offer the following interactive learning apps to a wide range of age groups. We are committed to delivering a fun and effective learning experience across these apps through an abundance of gamified features, as well as social functions allowing users and students to share their learning progress with friends through social media, such as Weixin/WeChat. We generate revenues from our interactive learning apps primarily by offering subscription to the content, and we intend to expand monetization of these apps by offerings online courses and additional paid educational content.

Youdao Fun Reading

Youdao Fun Reading is a reading app that offers an extensive online library designed for preschoolers and K-12 students.

Youdao Math

Youdao Math mainly targets kids aged between three and eight. Through gamified lessons and quizzes, Youdao Math cultivates children’s mathematic thinking and numerical senses to improve their mastery of basic mathematical skills and concepts.

Youdao Vocabulary Builder

Youdao Vocabulary Builder is an English vocabulary learning app that uses a combination of flashcard-style techniques, images and audio pronunciations to help students and adults comprehend and memorize English vocabulary.

Enterprise Services

We offer Youdao Smart Cloud, a cloud-based platform that allows third-party app developers, smart device brands and automobile manufacturers to access our advanced OCR capability and NMT engine and incorporate them into their apps, devices, and services through application programming interfaces, or APIs. We also license our OCR and NMT technologies and solutions to customers on a non-cloud basis. In addition, in collaboration with the Higher Education Press, we also provide college and university customers with a cloud-based platform for them to build their online course offerings, as well as a range of ancillary technological support services.

Global Opportunities

We see massive opportunities in expanding in overseas markets. Leveraging our experience in growing and monetizing a large user base in China, we are well positioned to address the burgeoning, unmet demand for language apps in overseas markets.

Currently, our principal product offered overseas is U-Dictionary, a free online dictionary and translation app that we launched in April 2016. U-Dictionary currently primarily targets at users in Indonesia, Mexico, Brazil, the Middle East, and North Africa. U-Dictionary had amassed over 100 million downloads as of September 30, 2020 and its average MAUs in the nine months ended September 30, 2020 exceeded 17 million.

We plan to continue to expand globally and solidify our positions in overseas markets by refining our existing offerings and launching new products and services to meet local needs.

How We Generate Revenues

We’ve successfully monetized our user base and content offerings through the following channels and plan to continuously explore additional monetization opportunities in the future.

Tuition

We charge tuition fees for our Youdao Premium Courses, NetEase Cloud Classroom courses, and a portion of the China University MOOC courses and the courses offered through our interactive learning apps, as well as the course packages sold through certain of our interactive learning apps. Tuitions are generally charged on a per-course basis and collected for the entire course upfront at the time of sale of the course. We accept payments of tuition through major third-party online payment solutions in China, bank transfers and credit cards.

The refund policy of our online courses is based on a number of factors, including the total length of the course, whether the course has started when the refund request is made, among other things. For example, for some of our Youdao Premium Courses, we offer unconditional full refund within 90 days upon payment of the tuition if the course has not started when refund is requested and conditional full refund if less than 30 days have elapsed since the start date of the course. Youdao Premium Courses historically accounted for most of the refunds we paid. In the nine months ended September 30, 2020, the refund rate (calculated by dividing the total amount of refund payments processed by the total amount of gross billings generated) of Youdao Premium Courses was approximately 3.0%.

Advertisement

Our platform provides a powerful medium for advertisers to engage our massive user and student bases. We offer advertising in various formats, including banner ads, video ads, as well as display ads that automatically appear when a user activates our mobile apps.

We primarily offer performance-based advertising solutions, where users click on our advertisers’ promotional links displayed on our platforms and the internet properties of contracted third parties and engage directly with the advertisers. We charge our performance-based advertising solutions mainly on a per click basis. We also generate revenues from brand advertising, which is focused on building the advertisers’ brands through logos, presence and other visual components. Most of our brand advertisers pay us fixed advertising fees.

To attract and retain large advertisers, we also offer value-added marketing services, such as advertising effectiveness analysis and campaign management, to enhance the effectiveness of their advertising campaigns. These value-added services are typically offered as a package with the basic advertising services purchased by the advertisers without additional charges.

Subscription fees

While users may access our online knowledge tools, such as Youdao Dictionary, as well as certain of our interactive learning apps, free of charge, they can also subscribe for memberships for additional functions, content and privileges. For example, we offer users paid subscription of Youdao Dictionary, with discounts available if users opt to subscribe with automatically renewable terms or a six-month or annual subscription.

Licensing fees

We license our technologies and services, principally through Youdao Smart Cloud, to business customers, for which we receive a fixed licensing fee for a specified period or licensing fees on a pay-per-consumption basis.

Others

We also generate a portion of our net revenues from various other sources, such as sales of smart devices.

Legal Proceedings

We are involved in various claims and legal actions that arise in the ordinary course of business. We do not believe that the ultimate resolution of these actions will have a material adverse effect on us.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$231.6 million, or approximately US$266.6 million if the underwriters exercise their option to purchase additional ADSs in full, at the offering price of US$34.00 per ADS, after deducting underwriting discounts and estimated offering expenses.

We expect to use the net proceeds from this offering as follows:

•	approximately US$92.7 million, or 40% of the net proceeds, to further invest in technology and product development;

•	approximately US$69.5 million, or 30% of the net proceeds, to expand our branding and marketing efforts; and

•	approximately US$69.5 million, or 30% of the net proceeds, for satisfy other general corporate purposes

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our VIEs only through loans, and only if we satisfy the applicable government registration, filings, reporting and approval requirements. While we currently see no material obstacles to completing such procedures with respect to future capital contributions and loans to our PRC subsidiaries or loans to our VIEs, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. For more information about such requirements, see “Item 4. Information on the Company—4.B. Business Overview—Regulation—Regulation Related to Foreign Exchange” and “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of our initial public offering and the concurrent private placements to Orbis to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference. Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, loans provided to our PRC subsidiaries and VIEs in the PRC are subject to certain statutory limits. See “Regulation—Regulation on Foreign Debt” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference for more information about such statutory limits.

We are able to use all of the net proceeds from this offering for investment in our operations in the PRC by funding our PRC subsidiaries through capital contributions which is not subject to any statutory limit on the amount under PRC laws and regulations. We expect that the net proceeds from this offering to be used in the PRC will be in the form of RMB and, therefore, our PRC subsidiaries and VIEs will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations. All of the net proceeds from this offering would be available for investment in our operations in the PRC, subject to the foregoing statutory limits on the amount of loans provided to our PRC subsidiaries and VIEs in the PRC and the laws and regulations on the conversion from U.S. dollars into Renminbi.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations for the nine months ended September 30, 2020 in conjunction with the unaudited condensed consolidated financial statements and the notes thereto for the same period included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on February 10, 2021, which are incorporated by reference in the accompanying base prospectus, and the section titled “Item 5. Operating and Financial Review and Prospects” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying base prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus supplement.

Key Components of Results of Operations

Net Revenues

We have two reportable segments: (i) learning services and products, and (ii) online marketing services. We identify our reportable segments based on the organizational units used by management to monitor performance and make operating decisions. See our consolidated financial statements included elsewhere in this prospectus supplement for additional information regarding our two reportable segments.

The following table sets forth a breakdown of our net revenues, in absolute amounts and as percentages of total net revenues, for the periods indicated.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2017		2018		2019			2019		2020
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net Revenues
Learning services and products	149,915	32.9	428,716	58.6	851,870	122,364	65.3	539,957	60.4	1,725,672	254,164	83.7
Online marketing services	305,831	67.1	302,882	41.4	453,013	65,071	34.7	354,494	39.6	335,047	49,347	16.3

Total net revenues	455,746	100.0	731,598	100.0	1,304,883	187,435	100.0	894,451	100.0	2,060,719	303,511	100.0

Learning services and products. We currently generate the majority of the net revenues of learning services and products from our online courses, mainly including Youdao Premium Courses, NetEase Cloud Classroom and China University MOOC. In 2017, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020, the net revenues generated from our online courses were RMB115.0 million, RMB329.4 million, RMB607.6 million (US$87.3 million), RMB391.6 million and RMB1,317.4 million (US$194.0 million), respectively, accounting for 76.7%, 76.8%, 71.3%, 72.5% and 76.3%, respectively, of the total net revenues of learning services and products. During the same periods, the net revenues generated from Youdao Premium Courses were RMB89.1 million, RMB284.2 million, RMB471.9 million (US$67.8 million), RMB307.8 million and RMB1,130.2 million (US$166.5 million), respectively, accounting for the vast majority of the total net revenues of our online courses.

The gross billings of our online courses are generated from the tuition fees we receive from our students. We generally bill our students for the entire course tuition upfront at the time of sale of our course packages which could be up to two months before the course actually starts. The tuition fees we collect are initially recorded as deferred revenue and are recognized proportionally over an average of the learning periods of different online courses. The learning period of an online course refers to the period during which the online course is delivered plus the estimated period following the completion of the course during which the students view playback of the course recordings. The learning periods of our Youdao Premium Courses generally range from one month to 12 months. As of December 31, 2018 and 2019 and September 30, 2020, we had deferred revenue of RMB129.1 million, RMB407.9 million (US$58.6 million) and RMB992.4 million (US$146.2 million), respectively, from our online courses. For a reconciliation of our gross billings and net revenues, see “—Non-GAAP Financial Measure.”

In addition to online courses, we also generate net revenues from learning services and products from (i) fee-based premium services, including (a) the licensing of technologies and solutions, including through Youdao Smart Cloud, to business customers, and (b) sales of subscription packages to users of our online knowledge tools, such as Youdao Dictionary, as well as certain interactive learning apps, that allow them to access additional functions, content and privileges; and (ii) sales of smart devices, which currently mainly include Youdao Dictionary Pen and Youdao Pocket Translator.

Online marketing services. We generate net revenues of online marketing services through the provision of different formats of advertisement, including but not limited to banners, text-links, videos, logos, buttons and rich media. Most of our online marketing services are advertising solutions based on performance-based pricing, including those charged on a cost-per-click, or CPC, basis. In 2017, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020, we generated 84.4%, 76.9%, 80.0%, 82.5% and 74.2%, respectively, of the net revenues of our online marketing services from performance-based advertising services. We also offer brand advertising services, which are focused on building advertisers’ brand awareness and presence through their logos and other visual aspects. Our brand advertising services are typically charged as a fixed amount of advertising fees based on the duration of the placement.

We use the number of performance-based advertisers as a key performance metric for our online marketing services segment given that the revenues generated from performance-based advertising services have historically accounted for a significant majority of our online marketing revenues. In 2017, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020, we had approximately 3,000, 1,800, 2,400, 2,100 and 1,300 performance-based advertisers, respectively. We also monitor average total MAUs as an indirect performance metric for our online marketing services segment as we consider it to be a driving factor for the attractiveness of our online marketing services.

Cost of revenues

Our cost of revenues of learning services and products consist primarily of (i) costs associated with our full-time teaching staff and product and service operations personnel, mainly including the salaries and other benefits paid to our instructors and teaching assistants and the fees paid to certain of our instructors pursuant to revenue sharing arrangements; (ii) cost relating to the sales of our smart devices; (iii) payment channel fee charged by third-party online payment providers; (iv) costs of course materials, such as textbooks and exercise books, that we distribute to students of our online courses; and (v) server and bandwidth costs.

Our cost of revenues of online marketing services consist primarily of (i) traffic acquisition costs, which consists primarily of payments to third parties that distribute our advertisers’ advertisements through such third parties’ internet properties; and (ii) payroll-related expenses, which consist primarily of the salaries and other benefits paid to our operation personnel that support our online marketing services.

The following table sets forth a breakdown of our cost of revenues, in absolute amounts and as percentages of total cost of revenues and as percentages of the total net revenues, for the periods indicated.

	For the Year Ended December 31,										For the Nine Months Ended September 30,
	2017			2018			2019				2019			2020
	RMB	% of total cost of revenues	% of total net revenues	RMB	% of total cost of revenues	% of total net revenues	RMB	US$	% of total cost of revenues	% of total net revenues	RMB	% of total cost of revenues	% of total net revenues	RMB	US$	% of total cost of revenues	% of total net revenues
	(in thousands, except for percentages)
Cost of revenues
Learning services and products	139,600	47.5	30.7	335,127	65.1	45.8	620,669	89,153	66.4	47.6	400,035	61.9	44.8	885,756	130,458	78.3	43.0
Online marketing services	154,207	52.5	33.8	180,006	34.9	24.6	313,592	45,045	33.6	24.0	246,224	38.1	27.5	246,146	36,253	21.7	11.9

Total cost of revenues	293,807	100.0	64.5	515,133	100.0	70.4	934,261	134,198	100.0	71.6	646,259	100.0	72.3	1,131,902	166,711	100.0	54.9

Gross profit

We recorded gross profit of RMB161.9 million, RMB216.5 million and RMB370.6 million (US$53.2 million), respectively, in 2017, 2018 and 2019, and RMB248.2 million and RMB928.8 million (US$136.8 million), respectively, for the nine months ended September 30, 2019 and 2020.

For the nine months ended September 30, 2019 and 2020, our overall gross margin was 27.7% and 45.1%, respectively. During the same periods, the gross margin of learning services and products was 25.9% and 48.7%, respectively, and the gross margin of online marketing services was 30.5% and 26.5%, respectively. In 2017, 2018 and 2019, our overall gross margin was 35.5%, 29.6% and 28.4%, respectively. During the same periods, the gross margin of learning services and products was 6.9%, 21.8% and 27.1%, respectively, and the gross margin of online marketing services was 49.6%, 40.6% and 30.8%, respectively. Historically, we made substantial investments in building our faculty and expanding our online course offerings. As our online course offerings continue to grow and to attract more students, we expect that we will be able to optimize our faculty’s compensation structure and achieve greater economies of scale in respect of course development. As a result, we expect the gross margin of learning services and products to improve in the foreseeable future. We expect the gross margin of online marketing services to stabilize in the long term, although we may experience significant fluctuations in the short term.

Operating expenses

The following table sets forth a breakdown of our operating expenses, in absolute amounts and as percentages of total operating expenses and as percentages of the total net revenues, for the periods indicated.

	For the Year Ended December 31,										For the Nine Months Ended September 30,
	2017			2018			2019				2019			2020
	RMB	% of total operating expenses	% of total net revenues	RMB	% of total operating expenses	% of total net revenues	RMB	US$	% of total operating expenses	% of total net revenues	RMB	% of total operating expenses	% of total net revenues	RMB	US$	% of total operating expenses	% of total net revenues
	(in thousands, except for percentages)
Operating expenses
Sales and marketing expenses	136,412	46.7	29.9	213,405	49.0	29.2	622,884	89,472	64.2	47.7	417,111	64.6	46.6	1,892,237	278,696	82.9	91.8
Research and development expenses	133,092	45.6	29.2	184,020	42.2	25.1	275,367	39,554	28.3	21.1	186,113	28.9	20.8	296,513	43,672	13.0	14.4
General and administrative expenses	22,476	7.7	4.9	38,177	8.8	5.2	73,289	10,527	7.5	5.6	41,856	6.5	4.7	93,080	13,709	4.1	4.5

Total operating expenses	291,980	100.0	64.0	435,602	100.0	59.5	971,540	139,553	100.0	74.4	645,080	100.0	72.1	2,281,830	336,077	100.0	110.7

Sales and marketing expenses. Our sales and marketing expenses consist primarily of (i) expenses relating to our marketing and branding activities, including expenses relating to our online traffic acquisition channels,

(ii) payroll-related expenses, which consist primarily of the salaries and other benefits paid to our sales and marketing personnel and (iii) the amounts we pay to third-party service providers to whom we outsource certain of our sales and marketing functions. We expect our sales and marketing expenses to increase in the foreseeable future, including rapid increases in absolute amounts and as a percentage of revenue in the near future, as we continue to invest heavily in our sales, branding and marketing efforts to increase our student and user bases.

Research and development expenses. Our research and development expenses consist primarily of (i) payroll-related expenses, which primarily include the salaries and other benefits paid to our R&D and related personnel; (ii) fees paid to outside vendors for their software testing and other services; and (iii) rentals of premises occupied by our R&D and related personnel. We expect our research and development expenses to increase in the foreseeable future as we continue to invest substantially in technology to enhance our users’ and students’ learning experience.

General and administrative expenses. Our general and administrative expenses consist primarily of (i) payroll-related expenses, which primarily include the salaries and other benefits paid to our management and administrative personnel; (ii) fees paid to third-party professional service providers; and (iii) credit losses allowance provided on the receivables. We expect our general and administrative expenses to increase in the foreseeable future as we incur additional costs as a result of operating as a public company.

Taxation

We had income tax expense of RMB2.4 million and RMB2.4 million (US$0.4 million) for the nine months ended September 30, 2019 and 2020, respectively. We are subject to various rates of income tax under different jurisdictions. The following summarizes major factors affecting our applicable tax rates in the Cayman Islands, Hong Kong and the PRC.

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

Our subsidiary incorporated in Hong Kong was subject to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million.

PRC

Our subsidiaries and VIEs in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC EIT Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. Entities qualifying as High and New Technology Enterprises (“HNTE”) qualify for a preferential tax rate of 15% subject to a requirement that they re-apply for HNTE status every three years. Youdao Information was qualified as an HNTE in 2015 initially and extended the qualification in 2018, and subject to a preferential tax rate of 15% since 2015 to 2020. As of September 30, 2020, Youdao Information was in an accumulative loss status. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

Pursuant to the applicable PRC provision regulations and corresponding implementation rules on VAT, our major subsidiaries and VIEs are generally subject to VAT at a rate of 6% for services rendered. We are also subject to cultural development fee on the provision of advertising services in China with an applicable rate of 3% based on the advertising revenue and subject to a 50% reduction which became effective from July 1, 2019. The cultural development fee on the provision of advertising services will be exempted starting on January 1, 2020 until December 31, 2020 according to the Announcement on Tax and Fee Policies to Support the Film and Other Industries issued by the Ministry of Finance and SAT on May 13, 2020 due to the breakout of COVID-19. The entities that are engaged in the sale of learning products are generally required to pay VAT at a rate of 17% or other applicable value added tax rate implemented by the provision regulation of the gross sales proceeds received, less any creditable value added tax already paid or borne by the taxpayer. Pursuant to further VAT reform implemented from May 1, 2018, all industries that were previously subject to VAT at a rate of 17% were adjusted to 16%, and effective from April 1, 2019, the 16% VAT rate was further reduced to 13%. Since January 2020, in accordance with the Announcement on Tax Policies to Support Prevention and Control of COVID-19 issued by Ministry of Finance and SAT, and the Announcement on the Period of Implementation of Tax Policies to Support Epidemic Prevention and Control and to Ensure Supply (collectively, the “Tax Policies”), due to the COVID-19, the VAT from providing daily life services will be exempted starting on January 1, 2020 and ending on December 31, 2020. For the nine months ended September 30, 2020, we recognized RMB29.5 million in other income arising from the VAT exemption according to the Tax Polices.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries through Youdao HK. The PRC EIT Law and its implementing rules provide that dividends paid by a PRC entity to a nonresident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise and certain other conditions are met. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. The State Administration of Taxation promulgated the Administrative Measures for Nonresident Taxpayers to Enjoy Treatment under Treaties, or SAT Circular 35, which became effective on January 1, 2020. SAT Circular 35 provides that nonresident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, nonresident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, Youdao HK may be able to benefit from the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 35, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference.

Impact of COVID-19 on Our Operations and Financial Performance

Substantially all of our revenues and workforce are concentrated in China. Our results of operations and financial condition in 2020 have been and will continue to be affected by the spread of COVID-19. The COVID-19 outbreak has impact on China’s internet advertising industry in general. The extent to which COVID-19 impacts our financial position, results of operations and cash flows in 2020 will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, which are highly uncertain and unpredictable. In addition, our financial position, results of operations and cash flows could be adversely affected to the extent that the outbreak harms the Chinese economy in general.

In 2020, in response to the intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals suspected of having COVID-19, asking residents in China to stay at home and to avoid public gathering, among other things. During 2020, COVID-19 caused temporary closure of many corporate offices and store fronts across China, and we experienced growth in the number of trial users driven by the increased learning demand during the pandemic as a result. In addition, our online advertising services revenue decreased for the nine months ended September 30, 2020, as compared to the same period in 2019, due to the challenging macroeconomic environment in China. However, our online advertising services revenue has been rebounding since the second quarter of 2020. We cannot guarantee that such decrease will not occur again in the future.

During 2020, we took a series of measures in response to the outbreak, including, among others, remote working arrangements for our employees. We temporarily shut down some of our premises and facilities, following all legal directions and safety guidelines with respect to our premises and facilities in operation. These measures, if taken again in the future, could reduce the capacity and efficiency of our operations, which in turn could negatively affect our results of operations. We strive to provide quality original content to maintain and expand our user base. We will pay close attention to the development of the COVID-19 outbreak, perform further assessment of its impact and take relevant measures to minimize the impact.

As of September 30, 2020, we had RMB78.0 million (US$11.5 million) in cash and cash equivalents. Our cash and cash equivalents primarily consist of cash on hand and highly liquid investments, which are unrestricted from withdrawal or use, or which have original maturities of three months or less when purchased. As of the same date, we had RMB817.5 million (US$120.4 million) in time deposits and RMB237.4 million (US$35.0 million) in short-term investment. Our principal sources of liquidity have been cash generated from operating activities, our controlling shareholder’s funding support, as well as the proceeds we received from our public offerings of ordinary shares and the concurrent private placement from Orbis.

We believe this level of liquidity is sufficient to successfully navigate an extended period of uncertainty. See also “Item 3. Key Information—D. Risk Factors— Risks Related to Our Business and Industry — We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying base prospectus.

Results of Operations

The following table summarizes our consolidated results of operations both in absolute amounts and as percentages of our total revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus supplement. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2017		2018		2019			2019		2020
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share/ADS data)
Selected Consolidated Statements of Operations:
Net revenues	455,746	100.0	731,598	100.0	1,304,883	187,435	100.0	894,451	100.0	2,060,719	303,511	100.0
Cost of revenues(1)	(293,807)	(64.5)	(515,133)	(70.4)	(934,261)	(134,198)	(71.6)	(646,259)	(72.3)	(1,131,902)	(166,711)	(54.9)

Gross profit	161,939	35.5	216,465	29.6	370,622	53,237	28.4	248,192	27.7	928,817	136,800	45.1
Operating expenses
Sales and marketing expenses(1)	(136,412)	(29.9)	(213,405)	(29.2)	(622,884)	(89,472)	(47.7)	(417,111)	(46.6)	(1,892,237)	(278,696)	(91.8)
Research and development expenses(1)	(133,092)	(29.2)	(184,020)	(25.1)	(275,367)	(39,554)	(21.1)	(186,113)	(20.8)	(296,513)	(43,672)	(14.4)
General and administrative expenses(1)	(22,476)	(4.9)	(38,177)	(5.2)	(73,289)	(10,527)	(5.6)	(41,856)	(4.7)	(93,080)	(13,709)	(4.5)

Total operating expenses	(291,980)	(64.0)	(435,602)	(59.5)	(971,540)	(139,553)	(74.4)	(645,080)	(72.1)	(2,281,830)	(336,077)	(110.7)

Loss from operations	(130,041)	(28.5)	(219,137)	(29.9)	(600,918)	(86,316)	(46.0)	(396,888)	(44.4)	(1,353,013)	(199,277)	(65.6)
Interest (expense)/ income, net	(29,327)	(6.4)	(23,507)	(3.2)	(18,169)	(2,610)	(1.4)	(16,433)	(1.8)	(1,518)	(224)	(0.1)
Others, net	598	0.1	44,643	6.1	20,064	2,882	1.5	17,192	1.9	51,547	7,592	2.5

Loss before tax	(158,770)	(34.8)	(198,001)	(27.0)	(599,023)	(86,044)	(45.9)	(396,129)	(44.3)	(1,302,984)	(191,909)	(63.2)
Income tax expenses	(5,162)	(1.1)	(11,294)	(1.6)	(2,432)	(349)	(0.2)	(2,441)	(0.3)	(2,434)	(358)	(0.1)

Net loss	(163,932)	(35.9)	(209,295)	(28.6)	(601,455)	(86,393)	(46.1)	(398,570)	(44.6)	(1,305,418)	(192,267)	(63.3)
Net loss/(income) attributable to noncontrolling interests	30,355	6.6	385	0.0	(48)	(7)	0.0	(935)	(0.1)	383	56	0.0

Net loss attributable to the Company	(133,577)	(29.3)	(208,910)	(28.6)	(601,503)	(86,400)	(46.1)	(399,505)	(44.7)	(1,305,035)	(192,211)	(63.3)
Accretions of convertible redeemable preferred shares to redemption value	—	—	(30,311)	(4.1)	(35,893)	(5,156)	(2.8)	(32,209)	(3.6)	—	—	—

Net loss attributable to ordinary shareholders of the Company	(133,577)	(29.3)	(239,221)	(32.7)	(637,396)	(91,556)	(48.9)	(431,714)	(48.3)	(1,305,035)	(192,211)	(63.3)
Net loss per ordinary share/ADS
Basic	(2.04)		(2.80)		(6.68)	(0.96)		(4.69)		(11.60)	(1.71)
Diluted	(2.04)		(2.80)		(6.68)	(0.96)		(4.69)		(11.60)	(1.71)
Weighted average number of ordinary shares/ADSs used in calculating net loss per ordinary share/ADS
Basic	65,387,160		85,346,790		95,445,982	95,445,982		92,000,000		112,517,299	112,517,299
Diluted	65,387,160		85,346,790		95,445,982	95,445,982		92,000,000		112,517,299	112,517,299

Notes:

(1)

The following table sets forth our share-based compensation expenses, including the share-based compensation expenses allocated to us based on awards granted to our employees pursuant to NetEase’s RSU incentive plans. See also “Related Party Transactions—Transactions with NetEase—Other Related Party Transactions with NetEase.”

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenues	2,220	3,055	4,407	633	1,447	3,876	571
Sales and marketing expenses	289	350	2,107	303	688	3,790	558
Research and development expenses	2,773	2,735	9,432	1,355	1,061	11,577	1,705
General and administrative expenses	8	36	9,128	1,311	2,302	7,658	1,128

Total	5,290	6,176	25,074	3,602	5,498	26,901	3,962

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Net Revenues

Our net revenues increased by 130.4% from RMB894.5 million for the nine months ended September 30, 2019 to RMB2,060.7 million (US$303.5 million) for the nine months ended September 30, 2020.

Learning services and products

Our net revenues generated from learning services and products increased by 219.6% from RMB540.0 million for the nine months ended September 30, 2019 to RMB1,725.7 million (US$254.2 million) for the nine months ended September 30, 2020, primarily driven by substantial increases in revenues from our online courses and, to a lesser extent, from the sales of smart devices and other learning services.

•

Online courses. Our net revenues generated from online courses increased by 236.4% from RMB391.6 million for the nine months ended September 30, 2019 to RMB1,317.4 million (US$194.0 million) for the nine months ended September 30, 2020 which was primarily driven by an increase in the number of paid student enrollments. The paid student enrollments of Youdao Premium Courses, which accounted for the vast majority of the total paid student enrollments of our online courses, increased from approximately 575 thousand for the nine months ended September 30, 2019 to approximately 1,301 thousand for the nine months ended September 30, 2020, primarily as a result of the expansion of our K-12 course offerings and our enhanced brand name among students and parents of our K-12 students. The increase in the net revenues generated from online courses was also driven by an increase in our gross billings per paid student enrollment, which in turn was mainly due to the increased sales of our foreign language courses, which generally have a higher level of gross billings per paid student enrollment than that of other courses. Our gross billings per paid student enrollment of Youdao Premium Courses increased by 68.1% from approximately RMB814 for the nine months ended September 30, 2019 to approximately RMB1,369 (US$201.6) for the nine months ended September 30, 2020.

•

Learning products. Our net revenues generated from distribution of learning products increased significantly from RMB85.0 million for the nine months ended September 30, 2019 to RMB302.6 million (US$44.6 million) for the nine months ended September 30, 2020, mainly due to a significant increase in the sales of Youdao Dictionary Pen 2.0 since its launch in August 2019.

•

Other learning services. Our net revenues generated from other learning services increased by 66.6% from RMB63.4 million for the nine months ended September 30, 2019 to RMB105.6 million (US$15.6 million) for the nine months ended September 30, 2020, primarily driven by an increase in the licensing fees for Youdao Smart Cloud and other enterprise services and increased sales of subscription packages of our online knowledge tools.

Online marketing services

Our net revenues generated from online marketing services decreased by 5.5% from RMB354.5 million for the nine months ended September 30, 2019 to RMB335.0 million (US$49.3 million) for the nine months ended September 30, 2020, primarily due to a decrease in revenues from performance-based advertising services from RMB292.6 million for the nine months ended September 30, 2019 to RMB248.7 million (US$36.6 million) for the nine months ended September 30, 2020. Such decrease was in turn caused by the decreased demand from certain advertising customers.

Cost of revenues

Our cost of revenues increased by 75.1% from RMB646.3 million for the nine months ended September 30, 2019 to RMB1,131.9 million (US$166.7 million) for the nine months ended September 30, 2020.

Learning services and products

Our cost of revenues of learning services and products increased from RMB400.0 million for the nine months ended September 30, 2019 to RMB885.8 million (US$130.5 million) for the nine months ended September 30, 2020, primarily due to (i) an increase in the cost of learning products by 263.3% from RMB58.5 million for the nine months ended September 30, 2019 to RMB212.4 million (US$31.3 million) for the nine months ended September 30, 2020, which was largely driven by the increase in the sale volume of smart devices; (ii) an increase in the amount of the revenues shared with key instructors by 121.9% from RMB102.7 million for the nine months ended September 30, 2019 to RMB227.9 million (US$33.6 million) for the nine months ended September 30, 2020 as we continued to expand our business scales and our faculty; and (iii) an increase in the payroll related expenses by 85.2% from RMB93.7 million for the nine months ended September 30, 2019 to RMB173.5 million (US$25.6 million) for the nine months ended September 30, 2020, mainly driven by the increased salaries and other benefits paid to our instructors and teaching assistants as more teaching assistants were engaged to support the expansion of our online course offerings. The total number of our full-time teaching staff and product and service operations personnel increased from 508 as of September 30, 2019 to 2,355 as of September 30, 2020.

Online marketing services

Our cost of revenues of online marketing services slightly decreased from RMB246.2 million for the nine months ended September 30, 2019 to RMB246.1 million (US$36.3 million) for the nine months ended September 30, 2020, which was largely consistent with the decline in our revenue over the same period.

Gross profit & gross margin

The gross margin of learning services and products increased from 25.9% for the nine months ended September 30, 2019 to 48.7% for the nine months ended September 30, 2020, primarily attributable to the improved gross margin of our online courses, which in turn was driven by improved economies of scale and the continuous optimization of faculty compensation structure. The gross margin of online marketing services decreased from 30.5% for the nine months ended September 30, 2019 to 26.5% for the nine months ended September 30, 2020, primarily due to the distribution of advertisements through third parties’ internet properties, which typically had a lower gross margin profile than same period last year.

Our overall gross profit increased by 274.2% from RMB248.2 million for the nine months ended September 30, 2019 to RMB928.8 million (US$136.8 million) for the nine months ended September 30, 2020. Our overall gross margin was 27.7% and 45.1%, respectively, for the nine months ended September 30, 2019 and 2020. The increase in our overall gross margin was due to the increase in revenue portion of learning services and product as well as an improved gross margin level of learning services and products.

Operating expenses

Our total operating expenses increased by 253.7% from RMB645.1 million for the nine months ended September 30, 2019 to RMB2,281.8 million (US$336.1 million) for the nine months ended September 30, 2020.

Sales and marketing expenses

Our sales and marketing expenses increased by 353.7% from RMB417.1 million for the nine months ended September 30, 2019 to RMB1,892.2 million (US$278.7 million) for the nine months ended September 30, 2020, which was mainly due to a significant increase in marketing spending from RMB323.3 million for the nine months ended September 30, 2019 to RMB1,496.0 million (US$220.3 million) for the nine months ended September 30, 2020 driven by our intensified sales and marketing efforts associated with student acquisition and branding enhancement. The increase in our sales and marketing expenses was also driven by a 289.8% increase in the payroll-related expenses, due to increase in the number of our sales and marketing employees and the amount of sales and marketing services we sourced from third-party service providers as we continued to increase our sales and marketing efforts. The number of our sales and marketing employees increased from 467 as of September 30, 2019 to 618 as of September 30, 2020.

Research and development expenses

Our research and development expenses increased by 59.3% from RMB186.1 million for the nine months ended September 30, 2019 to RMB296.5 million (US$43.7 million) for the nine months ended September 30, 2020, which was primarily attributable to a 60.1% increase in the payroll-related expenses from RMB159.7 million for the nine months ended September 30, 2019 to RMB255.7 million (US$37.7 million) for the nine months ended September 30, 2020, mainly driven by the increased number of our R&D and related personnel and their increased share-based compensation expenses since the completion of our initial public offering. The number of our R&D and related personnel increased from 601 as of September 30, 2019 to 850 as of September 30, 2020.

General and administrative expenses

Our general and administrative expenses increased by 122.4% from RMB41.9 million for the nine months ended September 30, 2019 to RMB93.1 million (US$13.7 million) for the nine months ended September 30, 2020, which was mainly attributable to increases in both the number of our general and administrative staff and their compensation level, and, to a lesser extent, the increased credit losses allowance on the doubtful receivables. The number of our general and administrative staff increased from 48 as of September 30, 2019 to 120 as of September 30, 2020.

Net loss

As a result of the foregoing, our net losses were RMB398.6 million and RMB1,305.4 million (US$192.3 million), respectively, for the nine months ended September 30, 2019 and 2020.

Liquidity and Capital Resources

Cash flows and working capital

Our sources of liquidity primarily include short-term loans from NetEase Group and the proceeds received from the sale and issuance of our shares. For details of the loans from NetEase Group, see “Related Party Transactions.”

We had working capital deficit (being total current liabilities exceeded that of total current assets) as of December 31, 2018 and September 30, 2020, and a positive working capital (being total current assets exceeded that of total current liabilities) as of December 31, 2019. As of September 30, 2020, we had outstanding interest-bearing short-term loans payable to NetEase Group in the amount of RMB878.0 million (US$129.3 million), representing 31.2% of our current liabilities. These loans are generally repayable within one year and were used to provide working capital for the daily operations of our business. In support of our future business, NetEase has also agreed to provide financial support to our continuous operations in the next twelve months. In addition, NetEase has agreed to us that as long as we are controlled by NetEase, these loans will be automatically extended for a period of eleven months each time upon our prior written request. Repayment of such loans would materially and adversely affect our liquidity, financial position and cash flow. The boards of directors of both NetEase and our company have recently approved a proposed revolving loan facility to be extended by NetEase to us with a total commitment of $300 million to support our long-term growth. In addition, we will also continue to evaluate and pursue attractive financing opportunities, including issuances of debt or equity securities and obtaining additional credit facilities.

We believe that our existing cash, cash equivalents, time deposits and short-term investments balance as of September 30, 2020 as well as continuous funding support from our controlling shareholder NetEase would be sufficient to fund our operating activities, capital expenditures and other obligations for at least the next 12 months. However, we may decide to enhance our liquidity position or increase our cash reserve for future expansions and acquisitions through additional capital and/or finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities, including the net proceeds we received from our initial public offering and the concurrent private placements to Orbis in October 2019 and the net proceeds we will receive from this offering. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our PRC subsidiaries and our VIEs in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to applicable approval, registration, filings and reporting procedures with government authorities and limits on the amount of capital contributions and loans. See “Regulation—Regulation Related to Foreign Exchange,” “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Use of Proceeds.” The ability of our subsidiaries in China to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of our initial public offering and the concurrent private placements to Orbis to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China—If we

are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference.

The following table presents our summary consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(87,138)	(100,330)	(372,270)	(53,474)	(342,870)	(450,787)	(66,394)
Net cash (used in)/provided by investing activities	(10,836)	(374,000)	(1,084,005)	(155,706)	279,384	340,923	50,213
Net cash provided by financing activities	107,765	475,117	1,587,669	228,054	74,832	19,134	2,818
Effect of exchange rate changes on cash and cash equivalents	—	1,120	196	28	1,805	(4,623)	(681)

Net increase/(decrease) in cash and cash equivalents	9,791	1,907	131,590	18,902	13,151	(95,353)	(14,044)
Cash and cash equivalents at beginning of the year/period	30,040	39,831	41,738	5,995	41,738	173,328	25,528

Cash and cash equivalents at end of the year/period	39,831	41,738	173,328	24,897	54,889	77,975	11,484

Operating activities

Net cash used in operating activities was RMB450.8 million (US$66.4 million) for the nine months ended September 30, 2020. The difference between our net loss of RMB1,305.4 million (US$192.3 million) and the net cash used in operating activities was mainly due to (i) an increase of contract liabilities (which are mainly composed of deferred revenue relating to the tuition fees received from students for which revenue recognition criteria have not been met) of RMB608.8 million (US$89.7 million) due to the increased gross billings of online courses; (ii) an increase in accrued liabilities and other payables of RMB392.1 million (US$57.7 million) which mainly consisted of accrued liabilities for learning services and accrued marketing expenses and outsourcing labor service fees, resulting from the growth of our business and our increased marketing and promotion activities; and (iii) an increase in accounts payable of RMB56.5 million (US$8.3 million) due to increased purchase of learning products and deferred payments to suppliers, partially offset by (i) an increase in accounts receivable of RMB143.2 million (US$21.1 million) primarily arising from the increased receivables from third-party online payment which resulted from an increase in the amount of tuition fees collected through such payment providers; (ii) an increase in prepayment and other current assets of RMB79.7 million (US$11.7 million); and (iii) a decrease in long-term lease liabilities of RMB22.3 million (US$3.3 million) due to payment of rentals. Historically, the tuition fees collected through third-party online payment providers were usually settled within 60 days.

Net cash used in operating activities was RMB342.9 million for the nine months ended September 30, 2019. The difference between our net loss of RMB398.6 million and the net cash used in operating activities was mainly due to (i) an increase of contract liabilities (which are mainly composed of deferred revenue relating to the tuition fees received from students for which revenue recognition criteria have not been met) of RMB166.1 million due to increased gross billings of our online courses; and (ii) an increase in accrued liabilities and other payables of RMB72.2 million which mainly consisted of accrued liabilities for learning services and accrued marketing expenses, resulting from the growth of our business and our increased marketing and promotion activities, partially offset by (i) an increase in accounts receivable of RMB84.9 million primarily arising from increased receivables from third-party online payment which resulted from an increase in the amount of tuition fees collected through such payment providers; (ii) an increase in prepayment and other current assets of RMB61.0 million; (iii) an increase in inventory of RMB29.0 million; and (iv) a decrease in payroll payable of RMB25.5 million. Historically, the tuition fees collected through third-party online payment providers were usually settled within 60 days.

Investing activities

Net cash provided by investing activities for the nine months ended September 30, 2020 was RMB340.9 million (US$50.2 million), which was mainly attributable to (i) the proceeds received from the maturities of time deposits of RMB510.2 million (US$75.2 million); and (ii) the proceeds received from maturities of short-term investments of RMB465.0 million (US$68.5 million), partially offset by (i) the purchases of short-term investments of RMB578.0 million (US$85.1 million) with variable interest rates; (ii) the purchases of property and equipment of RMB20.9 million (US$3.1 million); (iii) the purchases of time deposits placed with banks with original maturities between three to twelve months of RMB20.7 million (US$3.0 million); and (iv) the payment for equity investments and cash consideration paid for business combination net of cash acquired of RMB14.9 million (US$2.2 million).

Net cash provided by investing activities for the nine months ended September 30, 2019 was RMB279.4 million, which was mainly attributable to (i) the proceeds we received from the maturities of time deposits of RMB498.3 million; and (ii) the proceeds received from maturities of short-term investments of RMB106.9 million, partially offset by (i) the purchases of time deposit we placed with banks with original maturities between three to twelve months of RMB251.7 million; (ii) the purchases of short-term investments of RMB62.0 million with variable interest rates; and (iii) the purchases of property and equipment of RMB13.7 million.

Financing activities

Net cash provided by financing activities for the nine months ended September 30, 2020 was RMB19.1 million (US$2.8 million), which was mainly attributable to the proceeds received from the issuance of ordinary shares granted to our employees pursuant to incentive plans of RMB27.0 million (US$4.0 million), partially offset by payment for initial public offering expenses of RMB7.9 million (US$1.2 million).

Net cash provided by financing activities for the nine months ended September 30, 2019 was RMB74.8 million, which was attributable to the funding from NetEase Group of RMB75.6 million. See “Related Party Transactions.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance and sale of 7,000,000 Class A ordinary shares in the form of ADSs by us in this offering, and the receipt of approximately US$231.6 million in estimated net proceeds, at the offering price of US$34.00 per ADS, after deduction of the underwriting discounts and commissions and estimated net offering expenses payable by us, and the use of proceeds therefrom, assuming the underwriters do not exercise their option to purchase additional ADSs.

You should read this table together with our audited consolidated financial statements and the related notes and “Item 5. Operating and Financial Review and Prospects” of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in the accompanying base prospectus, and our unaudited interim consolidated financial statements for the nine months ended September 30, 2019 and 2020 and as of September 30, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on February 10, 2021, which is incorporated by reference in the accompanying base prospectus.

	As of September 30, 2020
	Actual		As adjusted
	RMB	US$	RMB	US$
	(in thousands, except for shares and par value data)
Shareholders’ (deficit)/equity:
Class A ordinary shares (US$0.0001 par value; 24,622,785 issued and outstanding on an actual basis, and issued and outstanding on an adjusted basis)	17	3	22	3
Class B ordinary shares (US$0.0001 par value; 89,132,360 issued and outstanding on an actual basis, and on an adjusted basis, respectively)	56	8	56	8
Additional paid-in capital(1)	2,284,677	336,497	3,857,415	568,137
Accumulated deficit	(3,225,116)	(475,008)	(3,225,116)	(475,008)
Accumulated other comprehensive loss	(33,993)	(5,007)	(33,993)	(5,007)
Statutory reserves	1,786	263	1,786	263

Total Youdao, Inc.’s shareholders’ (deficit)/equity(1)	(972,573)	(143,244)	600,170	88,396

Total capitalization	(972,573)	(143,244)	600,170	88,396

Notes:

(1)

Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus supplement remains the same, and after deduction of underwriting discounts and commissions and the estimated net offering expenses payable by us, a US$1.00 change in the assumed public offering price of US$34.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease each of additional paid-in capital, total Youdao, Inc.’s shareholders’ deficit and total capitalization by US$6.9 million.

DIVIDEND POLICY

We have not previously declared or paid any cash dividend or dividend in kind and we have no plan to declare or pay any dividends in the foreseeable future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Item 4. Information on the Company—4.B. Business Overview—Regulation—Regulation Related to Foreign Exchange” and “Item 3. Key Information—3.D. Risk Factors—Risk Related to Doing Business in China— Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Item 12. Description Of Securities Other Than Equity Securities—12.D. American Depositary Shares” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as the date of this prospectus supplement:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own 5% or more of our ordinary shares.

The calculations in the table below are based on 116,980,956 ordinary shares issued and outstanding as of December 31, 2020, consisting of 27,848,596 Class A ordinary shares and 89,132,360 Class B ordinary shares, and 123,980,956 ordinary shares issued and outstanding immediately upon the completion of this offering, consisting of 34,848,596 Class A ordinary shares and 89,132,360 Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering						Ordinary Shares Beneficially Owned After This Offering
	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares on an as- Converted Basis	% of Beneficial Ownership**	% of Aggregate Voting Power***	Ordinary Shares Being Sold in This Offering	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares on an as- Converted Basis	% of Beneficial Ownership**	% of Aggregate Voting Power***
Directors and Executive Officers: †
William Lei Ding(1)	1,259,216	27,789,543	29,048,759	24.8	28.7	—	1,259,216	27,789,543	29,048,759	23.4	28.0
Feng Zhou(2)	—	20,341,200	20,341,200	17.4	20.7	—	—	20,341,200	20,341,200	16.4	20.2
Harry Heung Yeung Shum	—	—	—	—	—	—	—	—	—	—	—
Jimmy Lai	—	—	—	—	—	—	—	—	—	—	—
Yinghui Wu(3)	—	1,840,000	1,840,000	1.6	1.9	—	—	1,840,000	1,840,000	1.5	1.8
Lei Jin	—	920,000	*	*	*	—	—	920,000	*	*	*
Renlei Liu	328,000	*	*	*	*	—	328,000	*	*	*	*
Peng Su	*	—	*	*	*	—	*	—	*	*	*
Yongwei Li	*	—	*	*	*	—	*	—	*	*	*
All directors and executive officers as a group	1,646,402	51,074,743	52,721,145	44.9	52.4	—	1,646,402	51,074,743	52,721,145	42.4	51.2
Principal Shareholders:
NetEase, Inc.(4)	*	65,387,160	65,585,316	56.1	66.5	—	*	65,387,160	65,585,316	52.9	65.0
Peng Ke Holdings Inc.(2)	—	20,341,200	20,341,200	17.4	20.7	—	—	20,341,200	20,341,200	16.4	20.2
Orbis(5)	9,388,994	—	9,388,994	8.0	3.2	—	9,388,994	—	9,388,994	7.6	3.1

Notes:

*	Less than 1% of our total issued and outstanding shares on an as-converted basis.

**

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 116,980,956, being the number of ordinary shares on an as-converted basis issued and outstanding as of December 31, 2020, and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after December 31, 2020.

***

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

†

The business address of our directors and executive officers, except William Lei Ding, Harry Heung Yeung Shum, and Jimmy Lai, is No. 399 Wangshang Road, Binjiang District, Hangzhou 310051, People’s Republic of China.

(1)

Represents (i) 1,175,000 ADSs, representing 1,175,000 Class A ordinary shares, held of record by Dragon Creation Technology Limited, a company incorporated under the laws of the British Virgin Islands, (ii) 84,216 ADSs, representing 84,216 Class A ordinary shares, held of record by NetEase (of which Mr. Ding is the chief executive officer, a director and a principal shareholder), and (iii) 27,789,543 Class B ordinary shares held of record by NetEase. Dragon Creation Technology Limited is wholly owned by Sino Intelligence Holding Limited, which is in turn wholly owned by Sino Intelligence Trust, or the Trust, for which TMF (Cayman) Ltd. acts as the trustee. Mr. Ding is the sole director of Dragon Creation Technology Limited and the settlor of the Trust, retaining the investment and dispositive powers with respect to the assets of the Trust. The beneficiaries of the Trust are William Lei Ding and his family. In addition, based on a Form 424B5 prospectus supplement in connection with its offering of 171,480,000 ordinary shares filed by NetEase on June 8, 2020 (File No. 333-238762), Mr. Ding, through Shining Globe International Limited, beneficially owns approximately 42.5% equity interest in NetEase immediately after the foregoing offering (assuming the option of the underwriters in such offering to purchase additional ordinary shares is not exercised and no additional ordinary shares are issued under NetEase’s RSU plans), and Shining Globe International Limited is the record owner of 1,456,000,000 ordinary shares of NetEase as of May 25, 2020. Shining Globe International Limited is wholly owned by Shining Globe Holding Limited, which is in turn wholly owned by Shining Globe Trust. Mr. Ding, being the sole director of Shining Globe International Limited and the settlor of the Shining Globe Trust, retains the investment and dispositive powers with respect to the assets of the Shining Globe Trust. The business address of William Lei Ding is NetEase Building, No. 599 Wangshang Road, Binjiang District, Hangzhou 310052, People’s Republic of China.

(2)

Represents 20,341,200 Class B ordinary shares held of record by Peng Ke Holdings Inc., a British Virgin Islands company ultimately wholly owned by Cititrust Private Trust (Cayman) Limited as the trustee of a discretionary and revocable trust constituted under the laws of the Cayman Islands, with Dr. Zhou as the settlor and the sole beneficiary. The registered address of Peng Ke Holdings Inc. is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The business address of Dr. Zhou is the same as the address of our principal executive offices.

(3)

Represents 1,840,000 Class B ordinary shares held of record by Ice River Tech, Inc., a British Virgin Islands Company wholly owned by Mr. Wu. The registered address of Ice River Tech, Inc. is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The business address of Mr. Wu is the same as the address of our principal executive offices.

(4)

The business address of NetEase, Inc., a Cayman Islands company, is NetEase Building, No. 599 Wangshang Road, Binjiang District, Hangzhou 310052, People’s Republic of China. NetEase is a reporting company under the Exchange Act and is listed on the NASDAQ Global Select Market and the main board of the Hong Kong Stock Exchange.

(5)

Represents 9,388,994 ADSs, representing 9,388,994 Class A ordinary shares beneficially owned by Orbis Investment Management Limited, as reported in Schedule 13G filed by Orbis Investment Management Limited on October 30, 2020. The business address of Orbis Investment Management Limited is Orbis House, 25 Front Street, Hamilton, HM 11, Bermuda.

To our knowledge, as of December 31, 2020, 24,980,956 of our Class A outstanding ordinary shares were held by one record holder in the United States, which is the depositary of our ADS program, representing 21.4% of our total issued and outstanding ordinary shares as of such date. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. Upon the completion of this offering, NetEase will remain our controlling shareholder.

TAXATION

The following discussion of Cayman Islands, PRC and United States federal income tax consequences of the ownership and disposition of the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to the ownership and disposition of the ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Tian Yuan Law Firm, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or Class A ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or Class A ordinary shares, nor will gains derived from the disposal of the ADSs or Class A ordinary shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or an instrument of transfer in respect of a share.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such gains are treated as derived from a PRC source. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC individual income tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would, in practice, be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus supplement by reference.

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the ADSs or Class A ordinary shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire and own the ADSs or Class A ordinary shares.

This discussion applies only to a U.S. Holder that acquires ADSs in this offering and holds the ADSs or the underlying Class A ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	dealers or traders in securities that use a mark-to-market method of tax accounting;

•	persons holding ADSs or Class A ordinary shares as part of a straddle, integrated or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes and their partners;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own ADSs or Class A ordinary shares representing 10% or more of our voting power or value; or

•	persons holding ADSs or Class A ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ADSs or Class A ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ADSs or Class A ordinary shares and their partners should consult their tax advisers as to their particular U.S. federal income tax consequences of owning and disposing of ADSs or Class A ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “U.S. Holder” is a person that is, for U.S. federal income tax purposes a beneficial owner of ADSs or Class A ordinary shares and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder that owns ADSs will be treated as the owner of the underlying Class A ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Class A ordinary shares represented by those ADSs.

This discussion does not address the effects of any state, local or non-U.S. tax laws, or any U.S. federal taxes other than income taxes (such as U.S. federal estate or gift tax consequences). U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or Class A ordinary shares in their particular circumstances.

Taxation of Distributions

This discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” below. Distributions paid on the ADSs or Class A ordinary shares, other than certain pro rata distributions of ADSs or Class A ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid by “qualified foreign corporations” to certain non-corporate U.S. investors are taxable at the favorable rates applicable to long- term capital gains. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the NYSE, where the ADSs are listed. The favorable rate does not apply if the non-U.S. corporation is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. Non-corporate U.S. Holders should consult their tax advisers to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of ADSs, the depositary’s, receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder that is eligible for Treaty benefits) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the relevant taxable year.

Sale or Other Taxable Disposition of ADSs or Class A Ordinary Shares

This discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” below. A U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or Class A ordinary shares disposed of, in each case as determined in U.S. dollars. Such gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ADSs or Class A ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation,” gains on the sale of ADSs or Class A ordinary shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such gain. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns (or is treated as owning for U.S. federal income tax purposes), directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes. Goodwill is generally characterized as an active asset to the extent it is associated with business activities that produce active income.

Based on the current composition of our income and assets and the current value of our assets, including goodwill, which is based on the current market price of the ADSs we do not expect to be a PFIC for our current taxable year. However, we hold and will continue to hold after this offering, a substantial amount of cash and our PFIC status will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in large part, by reference to the market price of the ADSs, which could be volatile). If our ADS price declines significantly while we continue to hold a substantial amount of cash for any taxable year, our risk of being or becoming a PFIC will increase. Moreover, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. In addition, the extent to which our goodwill should be characterized as an active asset is not entirely clear. Furthermore, our PFIC status for any taxable year is an annual determination that could be made only after the end of that year. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.

If we were a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests (including our subsidiaries and VIEs) were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders did not receive any proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder held ADSs or Class A ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its ADSs or Class A ordinary shares would be allocated ratably over its holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its ADSs or Class A ordinary shares exceeded 125% of the average of the annual distributions on the ADSs or Class A ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. If we were a PFIC for any taxable year during which a U.S. Holder owned ADSs or Class A ordinary shares, we would generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owned such ADSs or Class A ordinary shares, even if we ceased to meet the threshold requirements for PFIC status, unless the U.S. Holder made a timely “deemed sale” election, in which case any gain on the deemed sale would be taxed under the PFIC rules described above.

Alternatively, if we were a PFIC and if the ADSs were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election with respect to the ADSs that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs would be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ADSs were traded on a qualified exchange on at least 15 days during each calendar quarter. The NYSE, on which the ADSs are listed, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to- market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their ADSs given that we may have Lower-tier PFICs for which a mark-to-market election will likely not be available.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which if available would result in tax treatment different from the general tax treatment for PFICs described above.

If we were a PFIC for any taxable year during which a U.S. Holders owned any ADSs or Class A ordinary shares, the U.S. Holder would generally be required to file annual reports with the Internal Revenue Service. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ADSs or Class A ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S. related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ADSs or Class A ordinary shares or non-U.S. accounts through which ADSs or Class A ordinary shares are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to ADSs and Class A ordinary shares.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, and China International Capital Corporation Hong Kong Securities Limited are acting as the representatives, have severally and not jointly agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below at the public offering price listed on the front cover page of this prospectus less underwriting discounts and commissions.

Name of Underwriters	Number of ADSs
Citigroup Global Markets Inc.	1,750,000
Credit Suisse Securities (USA) LLC	1,750,000
J.P. Morgan Securities LLC	1,750,000
China International Capital Corporation Hong Kong Securities Limited	1,750,000

TOTAL	7,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriting agreement also provides that if any underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not required, however, to take or pay for the ADSs covered by the over-allotment option described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the front cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$0.408 per ADS under the public offering price. After the initial offering of the ADSs, if all of the ADSs are not sold at the public offering price, the offering price and other selling terms may from time to time be varied by the representatives.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

We have granted to the underwriters an option, exercisable for 11 days from the date of this prospectus, to purchase up to an aggregate of 1,050,000 additional ADSs at the public offering price listed on the front cover page of this prospectus less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The table below shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Total
	Per ADS		No Exercise		Full Exercise
Public offering price	US$	34.00	US$	238,000,000.00	US$	273,700,000.00

Underwriting discounts and commissions to be paid by us	US$	0.68	US$	4,760,000.00	US$	5,474,000.00

Proceeds, before expenses, to us	US$	33.32	US$	233,240,000.00	US$	268,226,000.00

The estimated total expenses of the offering payable by us, excluding underwriting discounts and commissions, are approximately US$1.6 million. We have agreed to reimburse the underwriters for expenses of up to US$30,000 related to clearance of this offering with FINRA.

The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York 10010, United States of America. The address of J.P. Morgan Securities LLC is 383 Madison Avenue New York 10179, United States of America.

Listing

Our ADSs are listed on the New York Stock Exchange under the trading symbol “DAO.”

Lock-Up Agreements

In connection with this offering, except as otherwise described below, we, all directors and officers and NetEase have agreed that, without the prior written consent of the representatives, we and they will not, during the period ending 90 days after the date of this prospectus, or the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any other securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•

enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs or any other securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•

file or submit any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8) or publicly announce the intention to do any of the foregoing, whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs. Additionally, in connection with our initial public offering, each of NetEase, Mr. William Lei Ding, Dr. Feng Zhou, Mr. Yinghui Wu (our Vice President), Mr. Lei Jin (our Vice President), Mr. Renlei Liu (our Vice President), as well as five individual shareholders of our company agreed with the underwriters in our initial public offering a lock-up agreement with term of 18 months beginning on October 24, 2019, the date of our initial public offering, with other terms of such lock-up agreements substantially the same as the lock-up agreements for this offering.

The restrictions described in the immediately preceding paragraph shall be subject to certain exceptions, including, among other things:

•

transactions relating to ordinary shares or ADSs or any other securities convertible into or exercisable or exchangeable for ordinary shares or ADSs acquired in this offering or in open market transactions after the completion of this offering;

•

the exercise of any rights to acquire any ordinary shares or ADSs by means of cash or cashless exercises or the disposition of ordinary shares or ADSs or any other securities convertible into or exercisable or exchangeable for ordinary shares or ADSs to us, or exchange or conversion of any stock options or any other securities convertible into or exchangeable or exercisable for ordinary shares or ADSs granted pursuant to our equity incentive plans described in this prospectus, provided that any securities received upon such exercise, exchange or conversion shall be subject to the restrictions described in the immediately preceding paragraph; or

•

transfers of any ordinary shares or ADSs as a bona fide gift, or by operation of law, provided that the transferee shall be subject to the restrictions substantially similar to those described in the immediately preceding paragraph and no public announcement or filing, reporting a reduction in beneficial ownership of our ordinary shares shall be required or shall be voluntarily made during the applicable lock-up period.

The representatives, in their sole discretion, may release the ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Stabilization, Short Positions and Penalty Bids

To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under their option to purchase additional ADSs. The underwriters can close out a covered short sale by exercising the option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option. The underwriters may also sell ADSs in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time. The representatives, in their sole discretion, may release the ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may, at any time, hold or recommend to clients that they acquire, long or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of ADSs

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the U.S. that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)

you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada. The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area (each, a “Relevant State”), an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant State unless the prospectus has been approved by the competent authority in such Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the representatives for any such offer; or

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in any other circumstances falling within Article 1(4) of the Prospectus Regulation; provided that no such offer of ADSs shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Any person making or intending to make any offer of ADSs within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom.

No ADSs have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs that either (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of ADSs may be made to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”),

provided that no such offer of ADSs shall require use or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

France. Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	offered to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

offered to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

•	offered in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

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to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

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in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany. This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any pub-lic offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Super-visory Authority (Bundesanstalt fir Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Pro-spectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other per-sons or published in Germany.

Hong Kong. The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Israel. The ADSs offered by this prospectus have not been approved or disapproved by the Israeli Securities Au-thority (the ISA), nor has it been registered for sale in Israel. The ADSs may not be offered or sold, directly or ndirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ADSs being offered. Any resale in Israel, directly or indirectly, to the public of the ADSs offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy. The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa, or the CONSOB, pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs distributed in Italy except:

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to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended, or the Regulation No. 16190, pursuant to Article 34-ter, paragraph 1, letter. b) of the CONSOB Regulation No. 11971 of May 14, 1999, as amended, or the Regulation No. 11971; or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly, or sistematicamente, distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan. The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea. The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to

Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the ADSs, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the ADSs are “prescribed capital markets products”(as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland. The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Taiwan. The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates. This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs and the underlying shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs, the underlying shares and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs and the underlying shares may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom. Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which

Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Tian Yuan Law Firm with respect to legal matters of PRC law. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law, and by JunHe LLP with respect to legal matters of PRC law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon JunHe LLP with respect to matters governed by PRC law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website www.youdao.com. The information contained on our website is not a part of this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying base prospectus for more information.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on April 29, 2020;

•	our current report on Form 6-K with the Unaudited Interim Condensed Consolidated Financial Statements attached as Exhibit 99.1 furnished with the SEC on February 10, 2021;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form 8-A filed on October 15, 2019 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus supplement.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Youdao, Inc.

No. 399, Wangshang Road

Binjiang District, Hangzhou 310051

People’s Republic of China

+86 0571-8985-2163

Attention: Investor Relations Department

PROSPECTUS

Youdao, Inc.

Class A Ordinary Shares

We may from time to time in one or more offerings offer and sell our Class A ordinary share, including Class A ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders (if any) named in a prospectus supplement may offer and sell our Class A ordinary shares or ADSs held by them. The selling shareholders (if any) may sell our Class A ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of our Class A ordinary shares by selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” of this prospectus.

The ADSs are listed on the New York Stock Exchange under the symbol “DAO.” On February 9, 2021, the last reported sale price of the ADSs on the New York Stock Exchange was US$41.35 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 4 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2021

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to our American depositary shares, each of which represents one Class A ordinary share;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong, and Macau;

•	“NetEase” refers to NetEase, Inc. (NASDAQ: NTES; HKEX: 9999), our controlling shareholder;

•	“MAA” refers to the fourth amended and restated memorandum and articles of association of our company, currently effective;

•	“NYSE” refers to the New York Stock Exchange;

•	“preferred shares” prior to our initial public offering refers to our Series A preferred shares, par value US$0.0001 per share;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value US$0.0001 per share;

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

•

“variable interest entities,” or “VIEs,” refers to the PRC entities of which we have power to control the management, and financial and operating policies and have the right to recognize and receive substantially all the economic benefits and in which we have an exclusive option to purchase all or part of the equity interests at the minimum price possible to the extent permitted by PRC law;

•

“Youdao,” “we,” “us,” “our company,” and “our” refer to Youdao, Inc., a Cayman Islands company and its subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs; and

•	“Youdao Computer” refers to Beijing NetEase Youdao Computer System Co., Ltd.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to”, “could”, “potential” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	general economic, political, demographic and business conditions in China and globally;

•	our ability to implement our growth strategies;

•	the success of operating initiatives, including advertising and promotional efforts and new product and content development by us and our competitors;

•	our ability to develop and apply our technologies to support and expand our content and product offerings;

•	the expected growth of the intelligent learning industry in China and globally;

•	our ability to compete and conduct our business in the future;

•	our ability to offer new learning content;

•	the availability of qualified personnel and the ability to retain such personnel;

•	competition in the intelligent learning industry in China;

•	the outbreak of COVID-19;

•	changes in government policies and regulations; and

•	other factors that may affect our financial condition, liquidity and results of operations.

The forward-looking statements included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

CORPORATE INFORMATION

Our principal executive offices are located at No. 399 Wangshang Road, Binjiang District, Hangzhou 310051, People’s Republic of China. Our telephone number at this address is + 86 0571-8985-2163. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.youdao.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS

Please see the factors set forth under “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

Summary of Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•

We have a limited history in operating on a consolidated basis and, particularly, operating certain of our products and services. This may make it difficult to evaluate our future prospects and the risks and uncertainties associated with these products and services.

•

If we fail to develop and apply our technologies to support and expand our product and service offerings or if we fail to timely respond to the rapid changes in industry trends and users’ preference, we may lose market share and our business may be materially and adversely affected.

•	We may not be effective in broadening our monetization channels.

•	The success and future growth of our business will be affected by the user acceptance and market trend of integration of technology and learning.

•	We may not be able to improve or expand our product and service offerings in a timely and cost-effective manner.

•	We have a history of net losses and we may not achieve profitability in the future.

•	Our business depends on the continued success of our brand, and if we fail to maintain and enhance recognition of our brand, our reputation and operating results may be harmed.

•

We require a significant amount of capital to fund our operations and respond to business opportunities. If we cannot obtain sufficient capital on acceptable terms, or at all, our business, financial condition and results of operations may be materially and adversely affected.

•

We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

•	We face risks associated with our long-term and short-term investments.

Risks Related to Our Relationship with NetEase

Risks and uncertainties related to our relationship with NetEase include, but are not limited to, the following:

•	If we are no longer able to benefit from our business cooperation with NetEase, our business may be adversely affected.

•	We have limited experience operating as a stand-alone public company.

•	Any negative development in NetEase’s market position, brand recognition or financial condition may materially and adversely affect us.

•

NetEase, our controlling shareholder, has had and will continue to have effective control over the outcome of shareholder actions in our company. The interests of NetEase may not be aligned with the interests of our other shareholders and holders of the ADSs.

•	We may have conflicts of interest with NetEase and, because of NetEase’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

•

If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

•	Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and how it may impact our business, financial condition and results of operations.

•

We rely on contractual arrangements with our VIEs and their shareholders for a large portion of our business operations which may not be as effective as direct ownership in providing operational control.

•	Any failure by any of our VIEs or their shareholders to perform their respective obligations under our contractual arrangements with them would have a material and adverse effect on our business.

Risks Related to Doing Business in China

We are also subject to risks and uncertainties related to doing business in China include, but are not limited to, the following:

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

•	Uncertainties with respect to the PRC legal system could adversely affect us.

•

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the annual report based on foreign laws.

•

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

Risks Related to Our Business and Industry

We have a history of net losses and we may not achieve profitability in the future.

We had net losses of RMB209.3 million, RMB601.5 million, RMB1.3 billion (US$192.3 million) in 2018 and 2019 and the nine months ended September 30, 2020. We cannot assure you that we will be able to generate net profits in the future. We intend to invest heavily in sales, marketing and branding efforts which are expected to cause our sales and marketing expenses to increase continuously and rapidly, including rapid increases in absolute amounts and as a percentage of revenue in the near future, which may result in increased net losses in the near term. We also intend to continue to invest heavily in the foreseeable future in improving our technologies, hiring qualified faculty and R&D personnel and offering additional products, services and contents. These efforts may be more costly than we expect and our net revenues may not increase sufficiently to offset the expenses. We may continue to take actions and make investments that do not generate optimal financial results and may even result in significantly increased operating and net losses in the short term with no assurance that we will eventually achieve our intended long-term benefits or profitability. These factors may materially and adversely affect our business, financial condition and results of operations.

We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

As a result of changes in our funding position and operating assets and liabilities, we had a working capital deficit (being total current liabilities exceeded that of total current assets) of RMB705.3 million as of December 31, 2018 and a positive working capital (being total current assets exceeded that of total current liabilities) of RMB271.2 million as of December 31, 2019 and a working capital deficit of RMB1.1 billion (US$154.9 million) and September 30, 2020. As of September 30, 2020, we had outstanding interest-bearing short-term loans payable to the NetEase Group in the amount of RMB878.0 million (US$129.3 million), representing approximately 31.2% of our current liabilities. These loans are generally repayable within one year and were advanced to us by the NetEase Group to provide working capital for our business operations. NetEase has agreed to provide financial support to our continuous operations in the next twelve months. In addition, NetEase has agreed to us that as long as we are controlled by NetEase, these loans will be automatically extended for a period of eleven months each time upon our prior written request. Despite the foregoing agreement, if we are required by NetEase to repay these loans, our liquidity, financial position and cash flows may be materially and adversely affected.

There is no assurance that we will generate sufficient net income or operating cash flows to meet our working capital requirements and repay our liabilities as they become due, due to a variety of factors. For actions that we plan to take in order to address our working capital deficit, see “Item 5. Operating and Financial Review and Prospects—5.B. Liquidity and Capital Resources” in our annual report on Form 20-F for the year ended December 31, 2019. There can be no assurance that we will be able to successfully take any of these actions in a timely manner, including prudently managing our working capital, or raising additional equity or debt financing on terms that are acceptable to us. Our inability to take these actions as and when necessary could materially adversely affect our liquidity, results of operations, financial condition and ability to operate.

We may not be able to continue to recruit, train and retain a sufficient number of qualified instructors and teaching assistants, and we are subject to risks associated with our reliance upon a limited number of highest grossing instructors.

Our instructors and teaching assistants are key to the quality of our online courses offerings, as well as our brand and reputation. We have invested, and will continue to invest, substantially in building and enhancing our course development studios to drive our learning content creation, and this, in turn, depends on our ability to continue to attract a sufficient number of high-quality instructors, as well as to establish and maintain attractive compensation and incentive arrangements with instructors, especially the popular ones. If we lose any of our high-quality instructors to our competitors, the attractiveness of our course and content offerings may be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, we have historically experienced, and may continue to experience in the foreseeable future, a concentration in net revenues from a limited number of highest grossing instructors. As an illustration, in the nine months ended September 30, 2020, our top five instructors of K12 courses contributed approximately 20% of our net learning services and products revenues during such period. If we lose the services of any of these instructors, the gross billings and net revenues from our online courses may decrease, which may materially and adversely affect our business, financial condition and results of operations.

Given the interactive nature of our live streaming courses, we tend to hire instructors and teaching assistants with strong education background and good communication skills. The market for recruitment of instructors and teaching assistants in China is competitive. In order to recruit qualified instructors and teaching assistants, we must provide candidates with competitive compensation packages and offer attractive career development opportunities. Although we have not experienced major difficulties in recruiting qualified instructors and teaching assistants in the past, we cannot guarantee we will be able to continue to recruit, train and retain a sufficient number of qualified instructors and teaching assistants in the future as we continue to expand our course offerings and business scale, which may have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with our long-term and short-term investments.

We currently invest a portion of our capital in long-term and short-term investments. As of September 30, 2020, our long-term investments consisted mainly of equity investments in privately-held companies, and our short-term investments consisted mainly of financial products issued by commercial banks in China with a variable interest rate indexed to the performance of underlying assets and a maturity date within one year when purchased. These investments may earn yields substantially lower than anticipated, and the fair values of our investments could fluctuate significantly, due to uncertainties in valuation, among other factors. Any failure to realize the benefits we expected from these investments or significant fluctuations in the fair value of these investments may materially and adversely affect our business and financial results.

Certain aspects of our business operations may be deemed not to be in full compliance with PRC regulatory requirements regarding online private education. Additionally, we are subject to the risks relating to the uncertainties in the implementation of these requirements and additional regulatory requirements and restrictions regarding online private education.

The private education industry in the PRC is subject to various regulations. Relevant rules and regulations are relatively new and evolving and could be changed to accommodate the development of the education markets, in particular, the online private education markets from time to time.

Pursuant to the amended Law for Promoting Private Education, or the amended Private Education Law, a “private school” may be organized as a non-profit or for-profit school at the discretion of its sponsor who shall obtain approval or a certain operating permit granted by, and register the school with, relevant government authorities. See “Item 4. Information on the Company—4.B. Business Overview—Regulation—Regulation Related to Private Education—The Law for Promoting Private Education and Its Implementing Rules.” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus. We, as an online education service provider, are different from traditional offline education service providers, and prior to the publication of the amended Private Education Law in November 2016, in practice, limited liability companies engaging in educational consulting services, tutoring services and similar types of training activities that operate without private school operating permits were generally considered not regulated by the pre-amended Private Education Law. It remains unclear in practice as to whether and how an online education service provider needs to comply with the operating permit requirement under the amended Private Education Law. In August 2018, the Ministry of Justice, or MOJ, published the draft amendment to the Regulations on the Implementation of the Law for Promoting Private Education of the PRC, or MOJ Draft, for public comment. According to the MOJ Draft, online diploma-awarding education service providers shall obtain a private school operating permit and we, as an online non-diploma-awarding training service provider, shall file with the department of education at the provincial level. The MOJ Draft further stipulates that the internet technology service platform that provides the training and educational activities shall review and register the identity information of institutions or individuals applying for access to the platform. See “Item 4. Information on the Company—4.B.    Business Overview—Regulation—Regulation Related to Private Education—The Law for Promoting Private Education and its Implementing Rules.” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus. As of the date of this prospectus, the MOJ Draft is still pending final approval and has not come into effect. It remains uncertain when and how the MOJ Draft would come into effect, and how local government would promulgate and implement rules related to the filing or licensing requirement applicable to online education service providers.

In addition, the differences between “training services” and “educational consulting services” were unclear under PRC law with no laws specifically providing that the scope of “educational consulting services” is not broad enough to cover “after-school training services” until August 6, 2018 when the State Council issued the Opinion on the Regulation of the Development of After-school Training Institutions, or the State Council Circular 80, which explicitly provides that after-school training institutions shall not provide training services to primary and secondary students in the form of consulting. We operate our online education services in China primarily through Youdao Computer whose permitted scope of business as set forth in its business license includes educational consulting (except for agent services), application software services, computer technology training and technology services, but does not explicitly cover the provision of training services to primary and secondary students. While it remains unclear whether the State Council Circular 80 would apply equally to both offline and online education services, due to the prohibition under the State Council Circular 80 on the provision of training services to primary and secondary students in the form of consulting, we cannot assure you that government authorities would not take a view that Youdao Computer is operating beyond its permitted scope of business, in which case we may be subject to fines or confiscation of the gains derived from the non-compliant operations and may be required to cease the non-compliant operations.

Further, the Ministry of Education, or the MOE, jointly with certain other PRC government authorities, promulgated the Implementation Opinions on Regulating Online After-School Training, or the Online After-School Training Opinions, effective on July 12, 2019. The Online After-School Training Opinions are intended to regulate academic after-school training involving internet technology provided to students in primary and secondary schools. Among other things, the Online After-School Training Opinions require that online after-school training institutions shall file with the competent provincial education regulatory authorities, the outcome of which will be open for public, and be subject to certain regulatory requirement. For details, see “Item 4. Information on the Company—4.B. Business Overview—Regulation—Regulation Related to Private Education—The Online After-School Training Opinions.” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus. Moreover, the MOE, jointly with certain other PRC government authorities, issued the Opinions on Guiding and Regulating the Orderly and Healthy Development of Educational Mobile Apps on August 10, 2019, or the Opinions on Educational Apps, which requires, among others, mobile apps that offer services for school teaching and management, student learning and student life, or home-school interactions, with school faculty, students or parents as the main users, and with education or learning as the main application scenarios, be filed with the competent provincial regulatory authorities for education. On November 11, 2019, the MOE issued the Administrative Measures on Filing of Educational Mobile Apps. See “Item 4. Information on the Company—4.B. Business Overview—Regulation—Regulation Related to Private Education—Regulation Related to After-school Tutoring and Educational Apps.” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

Certain aspects of our online course business may be deemed to not be in full compliance with the Online After-School Training Opinions. For example, some of our instructors have not obtained the necessary teacher qualification licenses. The relevant governmental authorities may from time to time conduct inspections on compliance with the Online After-School Training Opinions and its related local rules. We have been making and will continue to make efforts to comply with such regulations as well as requirement by relevant governmental authorities during such inspections. In addition, as of the date of this prospectus, we have completed the filings as required by the Opinions on Educational Apps with respect to most of the mobile apps that we operate, and have completed the filings as required by the Online After-School Training Opinions with respect to our major online after-school training platforms, and are preparing materials for such required filings for the other mobile apps we operate, including certain newly launched learning apps. We cannot assure you that we will complete such filing and comply with other regulatory requirements under the Online After-School Training Opinions, the Opinions on Educational Apps and their related local rules in a timely manner, or at all. If we fail to promptly complete such filing and comply with other applicable regulatory requirements, we may be subject to fines, regulatory orders to suspend our operations or other regulatory and disciplinary sanctions.

In addition, it is uncertain whether and how the PRC government would promulgate additional laws and regulations regarding the online private education industry, and there is no assurance that we can comply with any such newly promulgated laws and regulations in a timely manner. Failure to regain compliance may materially and adversely affect our business, financial condition and results of operations.

Our business is subject to the risks of international operations.

We have launched products in overseas markets, such as U-Dictionary. As we plan to expand our operations in additional emerging markets and regions, we may have to adapt our business models to the local market due to various legal requirements and market conditions. Our international operations and expansion efforts have resulted and may continue to result in increased costs and are subject to a variety of risks, including increased competition, uncertain enforcement of our intellectual property rights, changes and evolutions in overseas market conditions and user preferences, the complexity of compliance with foreign laws and regulations and political or social unrest or economic instability.

Our international operations may also be negatively affected by any deterioration of the political and economic relations between China and other countries and sanctions and export controls administered by the government authorities in the foreign countries in which we operate, and other geopolitical challenges. In September 2020, amid heightened tensions between China and India, the Indian government announced a ban on 118 mobile apps offered by Chinese companies in India, over alleged data and privacy concerns. Our app offered in India, namely U-Dictionary, is among the banned list of apps. In addition, compliance with applicable Chinese and foreign laws and regulations, such as import and export requirements, anti-corruption laws, tax laws, foreign exchange controls and cash repatriation restrictions, data privacy requirements, labor laws, restrictions on foreign investment, and anti-competition regulations, increases the costs and risk exposure of doing business in foreign jurisdictions. Although we have implemented policies and procedures to comply with these laws and regulations, a violation by us or our employees, contractors or agents could nevertheless occur. In some cases, compliance with the laws and regulations of one country could violate the laws and regulations of another country. Violations of these laws and regulations could materially and adversely affect our brand, international growth efforts and business.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

The COVID-19 had a severe and negative impact on the Chinese and the global economy in 2020. Even before the outbreak of COVID-19, the global macroeconomic environment had been presenting challenges. The growth of the PRC economy has slowed down since 2012 compared to the previous decade and the trend may continue or even deteriorate, with the added disruption caused by COVID-19. There is considerable uncertainty over the long-term effects of COVID-19 on some of the world’s largest economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa. There have also been concerns about the relationship between China and the United States and other countries, particularly with respect to the increasingly tense political and economic relationship between the United States and China. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition. Our students and users may reduce or delay spending with us, while we may have difficulty expanding our customer base fast enough, or at all, to offset the impact of decreased spending by our existing customers.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to comply with the laws and regulations on environmental, social and governance matters may subject us to penalties and adversely affect our business, financial condition and results of operation.

The PRC government and public advocacy groups have been increasingly focused on environment, social and governance (“ESG”) issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Investor advocacy groups, certain institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, increased focus from investors and the PRC government on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Any ESG concern or issue could increase our regulatory compliance costs. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the PRC government or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of our ADSs could be materially and adversely effected.

Risks Related to Doing Business in China

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008 and amended in 2018, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. Further, the Measures for the Security Review of Foreign Investments promulgated by the NDRC and MOFCOM which became effective from January 2021 requires that security review by relevant governmental authorities shall be conducted in accordance with the provisions of the Measures for foreign investments that affect or may affect national security. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and as such, our investors are deprived of the benefits of such inspection.

As a public company with securities listed on a national exchange, we will be required to have our financial statements audited by an independent registered public accounting firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB. A requirement of being registered with the PCAOB is that if requested by the SEC or PCAOB, such accounting firm is required to make its audits and related audit work papers be subject to regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities due to various state secrecy laws and the revised Securities Law, the PCAOB currently does not have free access to inspect the work of our auditor. This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our auditor. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections, which could cause investors in our stock to lose confidence in our audit procedures and the quality of our financial statements.

The recent enactment of the Holding Foreign Companies Accountable Act may result in de-listing of our ADSs.

Over the past decade, U.S. SEC and PCAOB and the Chinese counterparts, namely, the CSRC and PRC Ministry of Finance have been in an impasse over the ability of the PCAOB to have access to the audit work papers and inspect the audit work of China based accounting firms, including our auditor. In May 2013, the PCAOB entered into a Memorandum of Understanding on Enforcement Cooperation (the “MOU”) with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. Despite the MOU, on December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the SEC and the PCAOB reiterated in another joint statement the greater risk associated with the PCAOB’s inability to inspect audit work paper and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by laws in China, the Holding Foreign Companies Accountable Act has been enacted into law. Pursuant to the HFCAA, the SEC is required to propose rules to prohibit the securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over the counter” if the PCAOB is unable to inspect the work of the accounting firm for three consecutive years. It is unclear when the SEC will complete its implementation of the HFCAA. The enactment of the HFCAA and other efforts to increase U.S. regulatory access to audit work papers could cause investor uncertainty for affected issuers, including us, and the market price of the ADSs could be adversely affected as uncertainty remains over there will be a compromise solution. In the worst case, our ADSs could be delisted if we were unable to cure the situation to meet the PCAOB inspection requirement in time.

In addition, on August 6, 2020, the President’s Working Group on Financial Markets, or PWG, released a report recommending that the SEC take steps to implement the five recommendations, including enhanced listing standards on U.S. stock exchanges with respect to PCAOB inspection of accounting firms. This would require, as a condition to initial and continued listing on a U.S. stock exchange, PCAOB access to work papers of the principal audit firm for the audit of the listed company. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. It is unclear if and when the SEC will make rules to implement the PWG recommendations, especially in light of its rulemaking pursuant to the HFCAA. Any of these factors and developments could potentially lead to a material adverse effect on our business, prospects, financial condition and results of operations. In particular, we call your attention to the risk that we could be delisted from New Your Stock Exchange pursuant to the Holding Foreign Companies Accountable Act enacted on December 18, 2020 if the Public Company Accounting Oversight Board continues to be unable to inspect our independent registered public accounting firm for three consecutive years.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

Our MAA provides that we have two classes of ordinary shares, the Class A ordinary shares and Class B ordinary shares. Our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each, comprising of (a) 200,000,000 Class A ordinary share of a par value of US$0.0001 each, (b) 100,000,000 Class B ordinary shares of a par value of US$0.0001 each, and (c) 200,000,000 shares of such class or classes as our board of directors may determine. All incentive shares, including options, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the applicable vesting and exercising conditions are met.

The following are summaries of material provisions of our MAA and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

Holders of ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary share are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. We may not issue share to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our MAA and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our MAA provide that dividends may be declared and paid out of our profits, realized or unrealized, or out of share premium account or as otherwise permitted under the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Classes of Ordinary Shares

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends and other capital distributions.

Conversion

A Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any “person who is not an affiliate” of such holder, or upon a change of beneficial ownership of any Class B ordinary shares as a result of which any person who is not an affiliate of the holders of such Class B ordinary shares becomes a beneficial owner of such Class B ordinary shares, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share. For the purpose of the foregoing sentence, an “affiliate”

of a given shareholder means any person which, directly or indirectly, controls, is controlled by or is under the common control of such given shareholder. Specifically, affiliates of a given shareholder also include (a) such person’s spouse, parents, children, siblings and other individuals living in the same household, (b) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are controlled by the foregoing. For the purposes of this definition, “control” means, in relation to any person, having the power to direct the management or policies of such person, including but not limited to through the ownership of more than 50% of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, or through contractual arrangements or otherwise. In addition, In the event that a beneficial owner of Class B ordinary shares is a director, an executive officer of the company, an employee of the company or a subsidiary or consolidated affiliated entity of the company, where such person ceases to be a director, an executive officer of the company or an employee of the company or a subsidiary or consolidated affiliated entity of the company, all such Class B ordinary shares as beneficially owned by such person shall be automatically and immediately converted into an equal number of Class A ordinary shares. For the avoidance of doubt, any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person which is also a beneficial owner of Class B ordinary shares shall not trigger the automatic conversion of such Class B ordinary shares into Class A ordinary shares.

Voting Rights

In respect of all matters subject to a shareholders’ vote, holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to three votes on all matters subject to the vote at general meetings (include extraordinary general meetings) of our company. All shareholder resolutions shall be determined by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of one or more holders of shares which carry a majority of all the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our MAA provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the NYSE. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our MAA do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) calendar days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our MAA.

In addition, for so long as (1) Dr. Feng Zhou, or Dr. Zhou, our Chief Executive Officer and director, beneficially owns not less than 50% of the ordinary shares he beneficially owned immediately upon the completion of our initial public offering; and (2) Dr. Zhou serves as a director or officer of our company, none of the following actions shall be taken without the affirmative vote of the shareholding entity of Dr. Zhou, where he shall have the number of votes equal to the votes of all members who vote for the special resolution, plus one if such matter has not received the approval of the shareholding entity of Dr. Zhou: (i) alter, amend or add to MAA, to the extent that such alteration, amendment or addition materially adversely varies or abrogates the rights of the shareholding entity of Dr. Zhou; and (ii) liquidation or dissolution of our company.

Transfer of Ordinary Shares

Subject to the restrictions in our MAA as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares (whether on account of the nominal value of the ordinary shares or by way of premium or otherwise) in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or are otherwise authorized by the MAA. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account, capital redemption reserve, or out of capital if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders representing at least two-thirds of the issued shares of that class or series or with the sanction of a special resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, our register of mortgages and charges and any special resolution passed by our shareholders). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares

Our MAA authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our MAA also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions

Some provisions of our MAA may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

•	the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	confirm whether each relevant category of shares held by each member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our MAA provides that we shall indemnify our directors and officers for the time being acting in relation to any of the affairs of our company out of the assets of our company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our MAA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Controlling Shareholders’ Fiduciary Duties

Under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders. As a matter of Cayman Islands law and in contrast to the position under Delaware law, controlling shareholders of Cayman Islands companies do not owe any such fiduciary duties to the companies they control or to the minority shareholders of such companies under Cayman Islands law. Controlling shareholders of Cayman Islands companies may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints, including that the exercise of voting rights to amend the memorandum or articles of association of a Cayman company must be exercised bona fide for the benefit of the company as a whole.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our MAA provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our MAA allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our MAA do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our MAA do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our MAA, directors may be removed with or without cause, by an ordinary resolution of our shareholders or the affirmative vote of a simple majority of the other directors present and voting at a board meeting where a quorum is present. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) he is found to be or becomes of unsound mind; (v) is prohibited by law or NYSE rules from being a director; or (vi) is removed from office pursuant to any other provisions of our MAA.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our MAA, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our MAA, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders representing at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our MAA, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders

There are no limitations imposed by our MAA on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our MAA governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

We issued 65,377,160 ordinary shares to NetEase on March 7, 2018 and issued 26,612,840 ordinary shares to Net Depth Holdings, Inc. on March 28, 2018, in each case in exchange for nominal cash consideration as part of an offshore restructuring of our company in connection with our series A financing in April 2018.

Immediately prior to the completion of our initial public offering on October 24, 2019, the issued and outstanding ordinary shares beneficially owned by (i) NetEase, (ii) Dr. Zhou, our Chief Executive Officer and director, and (iii) certain individual minority shareholders who are our employees, were converted into Class B ordinary shares, and the remaining issued and outstanding ordinary shares and all the Series A preferred shares were converted into Class A ordinary shares, in each case on a one-to-one basis immediately.

In October 2019, at the closing of our initial public offering and concurrent private placements, we issued and sold an aggregate of 5,600,000 Class A ordinary shares in the form of ADSs and 7,352,941 Class A ordinary shares to Orbis, at a public offering price of US$17.00 per ADS.

Preferred Shares

On April 17, 2018, we issued 4,867,725 Series A preferred shares to TH EDU CAPITAL FUND I LP for a consideration of US$50,000,000.

On April 17, 2018, we issued 1,947,090 Series A preferred shares to GOOD SPIRIT LIMITED for a consideration of US$20,000,000.

As none of the holders of our Series A preferred shares were related parties prior to such holders’ initial investment in our securities, the price of our Series A preferred shares was determined based on negotiations between us and the investors and were approved by our board of directors. Immediately prior to the completion of our initial public offering on October 24, 2019, all Series A preferred shares that were issued and outstanding at the time were converted into our Class A ordinary shares on a one-for-one basis.

Option and Equity Award Grants

We have granted options to purchase our ordinary shares to certain of our executive officers and employees. See “Item 6. Directors, Senior Management and Employees — B. Compensation” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

Shareholders Agreement

Our currently effective shareholders agreement was entered into on April 17, 2018 by and among us, our shareholders, and certain other parties named therein, which was amended on September 25, 2019.

The current shareholders agreement provides for certain special rights, including right of participation and right of co-sale, and contains provision governing the board of directors and other corporate governance matters. These special rights, as well as the corporate governance provisions, automatically terminated after the completion of our initial public offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, issues and delivers American Depositary Shares, also referred to as ADSs. Each ADS represents one Class A ordinary share (or a right to receive one Class A ordinary share) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares

The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares

If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions

The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
• US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancelation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• US$0.05 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

• US$0.05 (or less) per ADS per calendar year	• Depositary services

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

• Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and a significant portion of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Tian Yuan Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands, will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

We have been advised by Tian Yuan Law Firm, our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ADSs or Class A ordinary shares.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer and sell Class A ordinary shares or ADSs of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell Class A ordinary shares to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of Class A ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell Class A ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each such selling shareholder and the number of Class A ordinary shares or ADSs beneficially owned by each such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers in negotiated sales or competitively bid transactions;

•	or through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices;

•	or negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-

efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A ordinary shares represented by the ADSs will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm and for the underwriters by a law firm named in the applicable prospectus supplement. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhoong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website www.youdao.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

•	We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on April 29, 2020;

•	our current report on Form 6-K with the Unaudited Interim Condensed Consolidated Financial Statements attached as Exhibit 99.1 furnished with the SEC on February 10, 2021;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form 8-A filed on October 15, 2019 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Youdao, Inc.

No. 399, Wangshang Road

Binjiang District, Hangzhou 310051

People’s Republic of China

+86 0571-8985-2163

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.